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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Silver Bay Realty Trust Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock
	(2)	Aggregate number of securities to which transaction applies: 2,231,511
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Based on the average of the high and low prices of the registrant's common stock of $16.085 per share on August 1, 2014. The 2,231,511 common units of Silver Bay Operating Partnership L.P. to be received in this transaction are redeemable for shares of the registrant's common stock on a one-for-one basis.
	(4)	Proposed maximum aggregate value of transaction: $35,893,854.44
	(5)	Total fee paid: $7,178.77
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SILVER BAY REALTY TRUST CORP.

[                        ], 2014

Dear Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Silver Bay Realty Trust Corp. (the "Company") to be held at [9:00] a.m., Central Time, on [                        ], 2014 at Plymouth Woods Office Center, 3300 Fernbrook Lane North, Suite  [        ], Plymouth, MN 55447.

        At the Special Meeting, you will be asked to consider and vote upon a proposal that will allow us to internalize the management of the Company (the "Internalization"). This matter is described briefly below and in greater detail in the enclosed materials, which I urge you to read carefully.

        Since our initial public offering in December 2012, we have been externally managed by PRCM Real Estate Advisers LLC (the "Manager"), a joint venture between Pine River Domestic Management L.P. ("Pine River") and Provident Real Estate Advisors LLC ("Provident"). We have relied on the Manager to provide or obtain on our behalf the personnel and services necessary for us to conduct our business as we have no employees of our own. During this time, the Manager and its operating subsidiary together have provided us with a suite of investment, acquisition and property management services, using the combined expertise of Pine River and Provident. Our relationship with Pine River and Provident was instrumental to our formation as a publicly traded REIT and the establishment of our business operations. However, since our initial public offering, as our business has matured, the Manager's systems and personnel have grown increasingly dedicated to the Company. The Internalization should allow us to internalize the systems, personnel and management of our business with minimal disruption to our operations and compelling benefits to the Company and our stockholders.

        To effect the Internalization, the Company entered into a contribution agreement dated as of August 3, 2014 (the "Contribution Agreement") among us, Silver Bay Operating Partnership L.P., our wholly owned subsidiary (the "Operating Partnership"), the Manager, Pine River and Provident. Pursuant to the Contribution Agreement, we will acquire the Manager in exchange for 2,231,511 common units of our Operating Partnership, which are redeemable for cash or, at the election of our Operating Partnership, a number of shares of Company common stock, on a one-for-one basis. The common units represent approximately 5.8% of the outstanding capital stock of Silver Bay as of June 30, 2014 (or 5.5% of fully-diluted shares as of June 30, 2014 assuming issuance and redemption for common shares of the 2,231,511 common units to be received by Pine River and Provident in the Internalization). You will find a more detailed description of the terms of the Contribution Agreement, including a description of the treatment of management fees under the current agreements and mechanics around a net worth adjustment, in the accompanying materials.

        The Internalization will benefit our stockholders through reduced expense in the combined general and administrative and advisory management fee expense categories, improved cash flow and a simplified corporate structure. The impact of these benefits will cause the Internalization to be accretive over time to net income and funds from operations ("FFO") on a per share basis because the savings from the reduction in management fees will more than offset the dilutive issuance of common units in our Operating Partnership and increased personnel and other expenses. Assuming the exclusion of one-time transaction costs related to the Internalization, we expect to begin recognizing this net income and FFO accretion no later than the quarter following closing.

        Following the proposed Internalization, Silver Bay will own all material assets and intellectual property rights of the Manager currently used in the conduct of its business. The existing employees of the Manager's operating subsidiary, including our Chief Operating Officer, will remain employees of that entity, which will then reside in our corporate structure. We also plan to hire employees of Pine River who provide dedicated services to Silver Bay, including our Chief Executive Officer and Chief Financial Officer. The net effect is that following the Internalization, we will be managed by officers and employees who currently manage our business through the Manager and its operating subsidiary.

        All of our officers and some of our directors are partners or employees of the Manager, its operating subsidiary, Pine River or Provident. These relationships result in those directors and officers having material financial interests in the Internalization. To address these potential conflicts of interest, our Board formed a special committee comprised entirely of independent and disinterested directors in connection with the proposed Internalization (the "Special Committee"). None of the members of the Special Committee are affiliated with Pine River or Provident and none have a financial interest in the proposed Internalization that differs from those of our stockholders. Our Board authorized the Special Committee to review, consider and negotiate the terms and conditions of the Internalization and to make a recommendation to our entire Board on whether to pursue the Internalization and, if so, on what terms and conditions. In evaluating the Internalization, the Special Committee engaged independent legal and financial advisors and received a fairness opinion from its independent financial advisor, as more fully described in the accompanying proxy statement.

        You are being asked to vote on a proposal to approve the Contribution Agreement and the transactions contemplated by the Contribution Agreement, including the issuance of 2,231,511 common units in our Operating Partnership to Pine River and Provident in connection with the Internalization.

        After careful consideration and the unanimous recommendation of the Special Committee that the Internalization is advisable, fair and reasonable to, and in the best interests of the Company and its stockholders, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU: (1) VOTE TO APPROVE THE INTERNALIZATION AND (2) VOTE FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

        The proxy statement attached to this letter provides you with information about the Company, the Manager, the Internalization and the Special Meeting. The Company encourages you to read the entire proxy statement carefully. You may also obtain more information about the Company and the Manager from documents the Company has filed with the Securities and Exchange Commission. Shares of Company common stock are listed on the New York Stock Exchange under the ticker symbol "SBY."

        Consummation of the Internalization requires the approval of a majority of the votes cast at the Special Meeting. The Company has agreed to exclude for this purpose, in the circumstances described in the accompanying proxy statement, the votes of shares owned of record or beneficially owned by any stockholders affiliated with Pine River or Provident. It is important that your shares be represented at the Special Meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, whether or not you plan to attend the Special Meeting, you are requested to promptly grant a proxy for your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR approval of the Internalization, and FOR approval of adjourning the special meeting, if necessary or appropriate, to solicit additional proxies.

        Granting a proxy will not prevent you from voting your shares in person if you choose to attend the special meeting.

        Thank you for your support in this exciting next step for Silver Bay.

Very truly yours,

David N. Miller Chief Executive Officer, President and Director

Questions and requests for assistance in voting your common shares may be directed to [Morrow & Co, LLC], which is assisting us with the solicitation of proxies, toll-free at [                ].

SILVER BAY REALTY TRUST CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                              ], 2014

To our Stockholders:

        On behalf of the Board of Directors of Silver Bay Realty Trust Corp., it is my pleasure to invite you to a Special Meeting of Stockholders of Silver Bay Realty Trust Corp., a Maryland corporation (the "Company"), to be held at Plymouth Woods Office Center, 3300 Fernbrook Lane North, Suite [    ], Plymouth, MN 55447, on [                   ], [    ], 2014, at [9:00] a.m. Central Time, for the following purposes:

  (1)
  To approve the Contribution Agreement by and among the Company, Silver Bay Operating Partnership L.P., Pine River Domestic Management L.P., Provident Real Estate Advisors LLC, and PRCM Real Estate Advisers LLC, and the transactions contemplated by the Contribution Agreement, pursuant to which we will internalize the management of the Company through the acquisition of our external manager in exchange for the issuance of 2,231,511 common units of our operating partnership.

  (2)
  To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

        Stockholders of record at the close of business on [record date], 2014, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the meeting. The accompanying Proxy Statement contains further information about the business to be conducted at the Special Meeting.

        It is important that your shares be represented at the Special Meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, we encourage you to authorize your vote as soon as possible by following the instructions contained in the proxy statement for the Special Meeting. The proxy statement includes instructions on how to authorize a proxy to vote via the Internet, by telephone (toll free) or by mail.

BY ORDER OF THE BOARD OF DIRECTORS,

Timothy W.J. O'Brien General Counsel and Secretary

August [    ], 2014

ADMISSION TO THE SPECIAL MEETING OF STOCKHOLDERS

        Only stockholders who own shares of our common stock as of the close of business on [record date], 2014 will be entitled to attend the Special Meeting of Stockholders to be held on [meeting date], 2014. If you wish to attend the Special Meeting in person, please register in advance by contacting our Investor Relations Department at (952) 358- 4400. Attendance at the Special Meeting will be limited to persons presenting proof of stock ownership as of the record date and a form of government-issued photo identification.

  •
  If your shares are registered in your name, proof of ownership could include a copy of your account statement from our transfer agent or a copy of your stock certificate.

  •
  If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a form of proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Please note: If you hold your shares through an intermediary and wish to vote your shares at the meeting, you must request a "legal proxy" from your broker, bank or other nominee and bring that proxy to the meeting.

        No cameras, recording devices or large packages will be permitted in the meeting room.

Page
PROXY STATEMENT	1
SPECIAL MEETING OF STOCKHOLDERS	1
GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING	1
The Special Meeting	1
Purpose of the Special Meeting	1
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on [meeting date], 2014	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING	3
Why am I receiving these proxy materials?	3
What am I voting on?	3
Why is Silver Bay proposing to internalize the management of the Company?	3
What is the Internalization?	3
How does the Board of Directors recommend that I vote?	4
Who can vote at the Special Meeting?	4
How can I vote?	4
Can I change my vote?	5
How will votes be counted?	5
What vote is required to approve the Internalization?	5
Who is paying for this proxy solicitation?	6
What happens if the Special Meeting is postponed or adjourned?	6
Whom should I call with questions about the Internalization being voted on at the Special Meeting?	6
How can I find out the results of the voting at the Special Meeting?	6
SUMMARY OF THE INTERNALIZATION	7
RISK FACTORS	16
PROPOSAL 1:	20
APPROVAL OF THE CONTRIBUTION AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THE CONTRIBUTION AGREEMENT, PURSUANT TO WHICH WE WILL INTERNALIZE THE MANAGEMENT OF THE COMPANY THROUGH THE ACQUISITION OF PRCM REAL ESTATE ADVISERS LLC IN EXCHANGE FOR THE ISSUANCE OF 2,231,511 COMMON UNITS OF SILVER BAY OPERATING PARTNERSHIP L.P.	20
Our Company	20
The Manager and the Advisory Management Agreement	20

i

Page
Reasons for the Internalization	22
Background of the Internalization	23
Proceedings of the Special Committee and Our Board	24
Recommendations of the Special Committee and Our Board of Directors	29
Opinion of the Financial Advisor	32
No Appraisal Rights	38
Independent Registered Public Accountant	38
Interests of Certain Persons in the Internalization	38
Votes Required	38
Recommendation of the Board	39
DESCRIPTION OF THE INTERNATIONALIZATION AND THE CONTRIBUTION AGREEMENT	40
General	40
Payment of Internalization Consideration	40
Closing	41
Conduct of Business Prior to Closing	41
Actions and Documents Delivered at Closing	43
Conditions to Closing	43
Certain Pre-Closing Covenants	44
Management Fees and Expense Reimbursement under Existing Agreements	45
Post-Closing Covenants	45
Representations and Warranties	46
Indemnification	48
Amendment; Waiver; Assignment; Termination	49
Expenses	50
Redemption, Exchange and Registration Rights	50
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	51
PROPOSAL 2:	53
APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE INTERNALIZATION	53
General	53
Votes Required	53
Recommendation of the Board	53

ii

Page
OTHER MATTERS	54
OTHER INFORMATION	54
WHERE YOU CAN FIND MORE INFORMATION	54
Annex A Contribution Agreement
Annex B Opinion of Jefferies LLC

iii

SILVER BAY REALTY TRUST CORP.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

        The Board of Directors of Silver Bay Realty Trust Corp., a Maryland corporation, is using this proxy statement to solicit your proxy for use at our 2014 Special Meeting of Stockholders (the "Special Meeting"). We expect to commence mailing of the proxy materials for the Special Meeting on or about [                ], 2014 to our stockholders of record as of the close of business on [record date], 2014.

        References in this proxy statement to "Silver Bay," "Company," "we," "us," "our" and similar terms refer to Silver Bay Realty Trust Corp.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

The Special Meeting

        The Special Meeting will be held on [meeting date], 2014 at [9:00] a.m. Central Time at Plymouth Woods Office Center, 3300 Fernbrook Lane North, Suite [        ], Plymouth, MN 55447. For information on how to obtain directions to be able to attend the meeting and vote in person, please contact our Investor Relations general inquiries line at (952) 358-4400.

Purpose of the Special Meeting

        The purpose of the Special Meeting is to vote on the following items:

  (1)
  A proposal to approve the Contribution Agreement by and among the Company, Silver Bay Operating Partnership L.P., Pine River Domestic Management L.P., Provident Real Estate Advisors LLC and PRCM Real Estate Advisers LLC, and the transactions contemplated by the Contribution Agreement, pursuant to which we will internalize the management of the Company through the acquisition of our external manager in exchange for the issuance of 2,231,511 common units of our operating partnership.

  (2)
  A proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposal.

        The Board of Directors is not aware of any other matter to be presented for action at the Special Meeting. Should any other matter requiring a vote of stockholders arise, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote the proxies in accordance with their discretion on any such matter.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on [meeting date], 2014

        The Notice of Special Meeting and this Proxy Statement are available on the Internet at www.proxyvote.com. You will need the 12-digit control number included on your proxy card or voting instruction form to access these materials. You may also obtain additional copies of the notice of the Special Meeting and proxy statement, as well as copies of our proxy statement, annual report to security holders and form of proxy for all of our future stockholder meetings, by calling [1-800-579-1639], by email at [sendmaterial@proxyvote.com] and by Internet at [www.proxyvote.com]. [If requesting materials by email, please send a blank email with your control number. Please make the request as instructed above on or before [                        ], 2014 to facilitate timely delivery.]

        We have adopted a practice approved by the Securities and Exchange Commission ("SEC") called "householding." Under this practice, stockholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one mailed copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you are a stockholder of record and would like to request a copy of these materials, you can request a copy by any of the methods described in the preceding paragraph or by writing to us at the following address: Silver Bay Realty Trust Corp. 3300 Fernbrook Lane North, Suite 210, Plymouth, Minnesota 55447, Attention: Secretary.

        Our principal executive offices are located at 3300 Fernbrook Lane North, Suite 210, Plymouth, Minnesota 55447.

 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

Why am I receiving these proxy materials?

        We have sent you these proxy materials because the Board of Directors of Silver Bay is soliciting your proxy to vote at the Special Meeting of stockholders on [meeting date], 2014. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply vote by Internet or by telephone or complete, sign and return the enclosed proxy card as described below.

What am I voting on?

        At the Special Meeting you will be asked to vote on the following proposals:

  (1)
  A proposal to approve the Contribution Agreement by and among the Company, Silver Bay Operating Partnership L.P., Pine River Domestic Management L.P. ("Pine River"), Provident Real Estate Advisors LLC ("Provident"), and PRCM Real Estate Advisers LLC, and the transactions contemplated by the Contribution Agreement, pursuant to which we will internalize the management of the Company through the acquisition of our external manager in exchange for the issuance of 2,231,511 common units of our operating partnership.

  (2)
  A proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposal.

Why is Silver Bay proposing to internalize the management of the Company?

        We believe we can internalize the management of our Company with minimal disruptions to our operations and compelling benefits to the Company and our stockholders. This internalization will benefit our stockholders through reduced expense in the combined general and administrative and advisory management fee expense categories, improved cash flow and a simplified corporate structure. The impact of these benefits will cause the internalization to be accretive over time to net income and funds from operations ("FFO") on a per share basis because the anticipated savings from the reduction in management fees will more than offset the dilutive issuance of common units in Silver Bay Operating Partnership L.P. (our "Operating Partnership") and any increased personnel and other expenses. Assuming the exclusion of one-time transaction costs related to the internalization, we expect to begin recognizing this net income and FFO accretion no later than the quarter following closing.

What is the Internalization?

        Since inception, we have been externally managed by PRCM Real Estate Advisers LLC (the "Manager"). We have relied on the Manager to provide or obtain on our behalf the personnel and services necessary for us to conduct our business as we have no employees of our own. "Internalization" refers to the transaction by which we will move the systems, personnel and management of the Company into to the Company's corporate structure. Following the Internalization, Silver Bay will own all material assets and intellectual property rights of the Manager currently used in the conduct of its business and will be managed by officers and employees who currently work for the Manager and who are expected to become employees of Silver Bay or a subsidiary thereof as a result of the Internalization.

        To accomplish the Internalization, we have entered into a Contribution Agreement wherein we will acquire the Manager in exchange for 2,231,511 common units of our Operating Partnership, which are redeemable for cash or, at the election of our Operating Partnership, a number of shares of Company common stock, on a one-for-one basis, that represents approximately 5.8% of the outstanding capital stock of Silver Bay as of June 30, 2014 (or 5.5% of fully-diluted shares as of June 30, 2014 assuming issuance and redemption for common shares of the 2,231,511 common units to be received by Pine

River and Provident in the Internalization). The Contribution Agreement includes a net worth adjustment, payable in cash, in the event that the closing net worth of the Manager is greater or less than zero dollars, after making an adjustment to exclude any liabilities for accrued bonus compensation payable to Silver Bay's Chief Executive Officer and personnel providing data analytics directly supporting the investment function of the Company. The Manager will receive management fees under the existing advisory management agreement and property management and acquisition services agreement through September 30, 2014, regardless of when the Internalization closes. The Manager will not receive any additional management fees after September 30, 2014. The Manager will continue to receive expense reimbursement under these management agreements through the closing date and, from September 30, 2014 through the closing, will receive expense reimbursement for the compensation of Silver Bay's Chief Executive Officer and personnel providing data analytics directly supporting the investment function. The Contribution Agreement also contemplates other related transactions, including licensing certain intellectual property of the Manager to Pine River and providing both Pine River and Provident (which we collectively refer to as the "Contributors") with registration rights for the shares of our common stock they may receive upon the exchange of the common units received in this transaction.

How does the Board of Directors recommend that I vote?

        After careful consideration and based in part on the unanimous recommendation of a special committee comprised of the Company's independent directors (the "Special Committee"), the Board (with each interested director abstaining from voting) unanimously recommends that you vote:

        FOR approving the Contribution Agreement, and the transactions contemplated by the Contribution Agreement, pursuant to which we will internalize the management of the Company through the acquisition of our external manager in exchange for the issuance of 2,231,511 common units of our Operating Partnership; and

        FOR adjourning the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Internalization.

Who can vote at the Special Meeting?

        The Board of Directors has fixed the close of business on [record date], 2014, as the record date for determining the holders of our common stock entitled to receive notice of and to vote at the Special Meeting and any postponements or adjournments thereof. On the record date, there were [      ] shares of our common stock outstanding. Only stockholders as of the record date are entitled to vote at the Special Meeting and such stockholders will be entitled to one vote for each share of our common stock held on the record date, which may be exercised in person or by proxy duly authorized in writing.

How can I vote?

        Stockholders of Record.    Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

  •
  By Internet—You may authorize your proxy on-line via the Internet by accessing the website [www.proxyvote.com] and following the instructions provided on the Notice or proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on [date], 2014.

  •
  By Telephone—You may authorize your proxy by touch-tone telephone by calling 1-800-690-6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on [date], 2014.

  •
  By Mail—If you request paper copies of the proxy materials to be sent to you by mail, you may authorize your proxy by completing, signing and dating your proxy card and returning it in the enclosed reply envelope that is provided.

  •
  In Person—You may vote in person at the Special Meeting by completing a ballot; however, attending the Special Meeting without completing a ballot will not count as a vote.

        Beneficial Owners.    If you are the beneficial owner of your shares of common stock (that is, you hold your shares in "street name" through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or nominee. Your broker, bank or nominee will not vote your shares of stock on many matters unless you provide them instructions on how to vote your shares of stock. You should instruct your broker or nominee how to vote your shares of stock by following the directions provided by your broker or nominee. Alternatively, obtain a proxy from your bank, broker or other holder of record and bring it with you to hand in with a ballot in order to be able to vote your shares at the meeting.

Can I change my vote?

        You may change your vote at any time before the proxy is exercised. For stockholders of record, if you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice of revocation to the Secretary at 3300 Fernbrook Lane North, Suite 210, Plymouth, Minnesota 55447. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised; or (2) you vote by ballot at the meeting.

How will votes be counted?

        Shares represented by valid proxies will be voted in accordance with instructions contained therein. If no specification is made, such shares will be voted (i) "FOR" the Internalization and (ii) "FOR" adjourning the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Internalization.

        If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (the "NYSE"), your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 2, but does not have discretion to vote your shares on non-routine matters, such as Proposal 1. Therefore, if you do not instruct your broker as to how to vote your shares on Proposal 1, this would be a "broker non-vote" and your shares would not be counted as having been voted on the applicable proposal. We strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

        The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. Shares represented by proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Pursuant to Maryland law, broker non-votes and abstentions are counted for quorum purposes.

What vote is required to approve the Internalization?

        Issuance of the common units must be approved by a vote of our stockholders under Section 312.03(b) of the New York Stock Exchange Listed Company Manual (the "NYSE Manual"), which requires stockholder approval prior to the issuance of common stock, or securities exchangeable for common stock, in excess of 1% of the Company's outstanding shares in a transaction with a related party. The NYSE Manual requires the approval by a majority of votes cast on the Internalization at the Special Meeting, assuming that a quorum is present.

        The Contribution Agreement requires as a closing condition that the Internalization be approved by the affirmative vote of at least a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares held by any of the Contributors or their affiliates. This provision of the Contribution was agreed to because the Internalization involves a transaction in which some of our directors and our officers have a material financial interest. Pursuant to Maryland law, transactions in which directors have a material financial interest are not void or voidable solely because of such fact if, among other things, disinterested director approval or ratification occurs, stockholder approval or ratification is obtained or the transaction is otherwise fair and reasonable to the corporation. Our interested directors and their affiliates own approximately 6.0% of the outstanding common stock of the Company as of August 4, 2014 (based on 38,473,376 shares outstanding as of August 4, 2014).

        If you "Abstain" from voting, it will have no effect on the Internalization under Maryland law, and it will have the same effect as an "Against" vote on the Internalization under the NYSE rules. Broker non-votes will have no effect on the Internalization under either Maryland law or the NYSE rules.

Who is paying for this proxy solicitation?

        We will pay all of the expenses incurred in connection with the solicitation of proxies, including preparing, assembling, printing and mailing of the materials used in the solicitation of proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of common shares held of record by such persons. Solicitation of proxies will be primarily by mail. However, certain of our directors or officers and certain officers, managers or members of the Manager and other affiliates of us or the Manager, also may solicit proxies by telephone, Internet or in person.

        In addition, we have engaged Morrow & Co., LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies at a fee estimated to be approximately $[8,500]. We have agreed to indemnify such proxy solicitation firm against certain liabilities that it may incur arising out of the services it provides in connection with the Special Meeting.

What happens if the Special Meeting is postponed or adjourned?

        If the Special Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

Whom should I call with questions about the Internalization being voted on at the Special Meeting?

        You should call our proxy solicitor, [Morrow & Co, LLC], at [                ] (toll-free).

How can I find out the results of the voting at the Special Meeting?

        Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days after the Special Meeting.

        Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted in case you later decide not to attend the meeting. Submitting your proxy in advance of the meeting does not affect your right to attend the Special Meeting and vote in person.

SUMMARY OF THE INTERNALIZATION

        This summary highlights selected information from this proxy statement in connection with the Special Meeting regarding the Internalization pursuant to the terms and conditions of the Contribution Agreement, which is attached to this proxy statement as Annex A. You are urged to carefully read the entire proxy statement and the other documents referred to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Internalization.

Information about the Parties:	Silver Bay Realty Trust Corp. We are a Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties. We generate virtually all of our revenue by leasing our portfolio of single family properties and from this revenue, expect to pay the operating costs associated with our business and any distributions to our stockholders. We are externally managed by PRCM Real Estate Advisers LLC, our manager. Upon completion of the Internalization we will no longer be externally managed and will assume the responsibilities of our manager and its subsidiary. Our principal executive offices are located at 3300 Fernbrook Lane North, Suite 210, Plymouth, Minnesota 55447. Our telephone number at that address is (952) 358-4400.

Silver Bay Operating Partnership L.P. (the "Operating Partnership") .    We conduct our business and own all of our properties through our Operating Partnership, a Delaware limited partnership. As of June 30, 2014, we owned, through a combination of direct and indirect interests, 100.0% of the partnership interests in our Operating Partnership. We have no material assets or liabilities other than our investment in our Operating Partnership.

PRCM Real Estate Advisers LLC (the "Manager").    We rely on the Manager and the Manager's wholly owned operating subsidiary, Silver Bay Property Corp., to provide or obtain on our behalf the personnel and services necessary for us to conduct our business as we have no employees of our own. The Manager and its operating subsidiary together provide us with a suite of investment, acquisition and property management services. The Manager was formed in December 2011 as a joint venture between Pine River Domestic Management L.P. ("Pine River") and Provident Real Estate Advisors LLC ("Provident"). Pine River is an affiliate of both Pine River Capital Management L.P. and PRCM Advisers LLC, the external manager of Two Harbors Investment Corp.

Pine River Domestic Management L.P. ("Pine River").    Pine River is a two-thirds owner of the Manager and an affiliate of Pine River Capital Management L.P. Pine River is a global asset management firm with institutional capabilities in asset valuation and management, capital markets, financial transactions, managing new ventures, risk management, compliance and reporting. The address of Pine River is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

Provident Real Estate Advisors LLC ("Provident").    Provident, a private capital management firm based in Minnesota, has been engaged in the acquisition, renovation, management and leasing oversight of a portfolio of predominantly single-family properties since 2009. Between 2009 and 2012, Provident acquired approximately 880 properties, which portfolios of homes were contributed to us in connection with our initial public offering ("IPO") in December 2012. Provident is the one-third owner of the Manager. The address of Provident is 2800 Niagara Lane, Plymouth, MN 55447.

Contribution Agreement:

We have entered into a Contribution Agreement (the "Contribution Agreement") wherein, among other matters, (i) the members of the Manager, which are Pine River and Provident (which we refer to collectively as the "Contributors"), will contribute and assign to our Operating Partnership all of their right, title and interest in the membership interests in the Manager, and (ii) PRCM Real Estate Adviser LLC, our subsidiary after the closing, will license to Pine River rights relating to the use of certain intellectual property. The Contribution Agreement is attached to this proxy statement as Annex A.

Consideration:

At the Closing, the Contributors will contribute all membership and economic interests in the Manager to our Operating Partnership in exchange for the issuance of 2,231,511 common units in our Operating Partnership. The common units are redeemable for cash or, at the election of our Operating Partnership, a number of our common shares on a one-for-one basis, that represents approximately 5.8% of our outstanding common shares as of June 30, 2014 (or 5.5% of fully-diluted shares as of June 30, 2014 assuming issuance and redemption for common shares of the 2,231,511 common units to be received by the Contributors in the Internalization).

Net Worth Adjustment:

The Contribution Agreement contains a net worth adjustment, payable in cash, in the event that the closing net worth of the Manager is greater or less than zero dollars, which includes an adjustment to reflect the exclusion of any liabilities for accrued bonus compensation payable to our Chief Executive Officer and personnel providing data analytics directly supporting the investment function of the Company.

Management Fees and Expense Reimbursement under Existing Agreements:

The Contribution Agreement provides that the Manager will receive management fees under the existing advisory management agreement and the property management and acquisition services agreement through September 30, 2014, regardless of when the Internalization closes. The Manager will not receive any additional management fees after September 30, 2014. The Manager will continue to receive expense reimbursement under these management agreements through the closing date and, from September 30, 2014 through the closing, will receive expense reimbursement for the compensation of Silver Bay's Chief Executive Officer and personnel providing data analytics directly supporting the investment function.

Background of the Internalization:

At the time of the Company's IPO in December 2012, the Company chose to be externally managed given the previous success of Pine River and Provident in launching and managing externally managed vehicles and because the Company sought to leverage the resources, experience and expertise of Pine River and Provident in the early days of its development. In addition, because the Company was the first publicly traded REIT focused on the acquisition, renovation, leasing and management of single-family properties, no standards existed as to whether this new category of REITs would generally be externally or internally managed. Subsequent to the IPO, additional single-family REITs have gone public, and the Company believes that internally managed structures will predominate this asset class going forward.

Following the completion of our IPO, several investors and analysts have inquired about the Company's management structure, expressed concerns regarding the management fee and encouraged the Company to consider an internalization of the Company's management. The advisory management agreement has an initial term which expires on December 19, 2015, automatically renews each year thereafter and contains limited rights of the Company with respect to termination as more fully described above in the section entitled "—The Manager and the Advisory Management Agreement." In March 2014, in light of investor feedback and the limited circumstances under which the advisory management agreement may be terminated, the Contributors and management began discussions, including with members of the Board, concerning structures for an internalization and various related considerations. Thereafter, the Board formed a Special Committee consisting of all of the disinterested members of the Board to consider and evaluate an internalization of the management structure. See "Background of the Internalization" under "PROPOSAL 1: APPROVAL OF THE CONTRIBUTION AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THE CONTRIBUTION AGREEMENT, PURSUANT TO WHICH WE WILL INTERNALIZE THE MANAGEMENT OF THE COMPANY THROUGH THE ACQUISITION OF PRCM REAL ESTATE ADVISERS LLC IN EXCHANGE FOR THE ISSUANCE OF 2,231,511 COMMON UNITS OF SILVER BAY OPERATING PARTNERSHIP L.P."

Principal Reasons for the Internalization:

Since inception, we have been externally managed by the Manager, a joint venture between Pine River and Provident. We have relied on the Manager to provide or obtain on our behalf the personnel and services necessary for us to conduct our business as we have no employees of our own. As our business has matured, the Manager's systems and personnel have grown increasingly dedicated to the Company, which should enable us to internalize the systems, personnel and management with minimal disruptions to our operations and compelling benefits to the Company.

We expect the Internalization to benefit our stockholders through reduced expense in the combined general and administrative and advisory management fee expense categories, improved cash flow and a simplified corporate structure. We believe that the Internalization will be accretive over time to funds from operations ("FFO") on a per share basis because the savings from the reduction in management fees will more than offset the dilutive issuance of common units in our Operating Partnership and any increased employment and other expenses See "Reasons for the Internalization" under "PROPOSAL 1: APPROVAL OF THE CONTRIBUTION AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THE CONTRIBUTION AGREEMENT, PURSUANT TO WHICH WE WILL INTERNALIZE THE MANAGEMENT OF THE COMPANY THROUGH THE ACQUISITION OF PRCM REAL ESTATE ADVISERS LLC IN EXCHANGE FOR THE ISSUANCE OF 2,231,511 COMMON UNITS OF SILVER BAY OPERATING PARTNERSHIP L.P."

Our Management Following the Internalization:

Our Chief Executive Officer, David N. Miller, our Chief Financial Officer, Christine Battist, and our Chief Operating Officer, Lawrence B. Shapiro, will continue to hold their offices after the completion of the Internalization but will be employed by us. Our current General Counsel and Secretary, Timothy O'Brien, will resign upon completion of the Internalization.

Closing Conditions:

The Contribution Agreement contains a number of conditions to the respective obligations of the Company, Pine River and Provident that must be satisfied prior to the closing of the Internalization, including the following:

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approval by the affirmative vote of at least a majority of the votes cast by the stockholders entitled to vote on the matter other than the votes of shares owned of record or beneficially by any of the Contributors or their respective affiliates;

• the representations and warranties contained in the Contribution Agreement of the Company and our Operating Partnership, and of the Contributors, must be true and correct in all material respects;

• absence of any material adverse effect with respect to us or our Operating Partnership, or with respect to the Manager or its wholly owned subsidiary;

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absence of any enactment, entering into, promulgation or enforcement of any statute, rule, regulation, order, decree or injunction by a governmental authority that prohibits the consummation of the transactions contemplated by the Contribution Agreement and other Internalization documents;

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absence of any action, suit or proceeding that is pending before any governmental authority that is likely to result in an injunction, judgment, order, decree or ruling that would prevent the consummation of the transactions contemplated by the Contribution Agreement and other Internalization documents;

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any necessary consents and approvals of any governmental authority required for the consummation of the transactions contemplated by the Contribution Agreement and other Internalization documents shall have been obtained; and

• the delivery by all parties of the documents required to be executed and delivered pursuant to the Contribution Agreement.
Any condition to the consummation of the Internalization may be waived in writing by the party to the Contribution Agreement entitled to the benefit of such condition.
Certain Termination Rights:

If the stockholder approval contemplated in the Contribution Agreement has not been obtained on or before December 31, 2014, either the Company or a Contributor may terminate the Contribution Agreement. If the Contribution Agreement is validly terminated pursuant to the Contribution Agreement, it will be void and have no effect, without liability on the part of any party or its affiliates, directors, managers, officers, stockholders or members, except as specifically contemplated in the Contribution Agreement. The Contribution Agreement does not provide for the payment of a termination fee by any party.

Lockup:

Under the Contribution Agreement, the Contributors will be required to hold their ownership of the common units (or any common shares received on redemption thereof) for 12 months following closing of the transaction.

Registration Rights Agreement:

We have granted the Contributors registration rights for the shares of our common stock they may receive upon the redemption of the common units in accordance with the limited partnership agreement of our Operating Partnership.

Interests of Certain Persons:

Brian C. Taylor, Irvin R. Kessler and Thomas Siering are members of our Board of Directors, Timothy O'Brien is our General Counsel and Secretary, and each is a partner of Pine River or, in the case of Mr. Kessler, a member and manager of Provident. As a result of their relationships with the Contributors, these individuals have interests in the Internalization that differ from those of our stockholders as each will have an indirect beneficial interest in a portion of the consideration received by the Contributors in the Internalization. David N. Miller, Christine Battist and Lawrence B. Shapiro are officers of Silver Bay and employees of Pine River or the Manager's operating subsidiary. In addition, we expect to enter into employment arrangements with Mr. Miller, Ms. Battist and Mr. Shapiro, all of whom are employees of Pine River or the Manager's operating subsidiary.

Special Committee of the Board:

On April 16, 2014, recognizing that certain members of our Board were associated with the Manager, and considering the recommendations of the Company's inside and outside counsel, our Board adopted resolutions forming the Special Committee. The Board delegated to the Special Committee broad powers to, among other things, represent the Company in the negotiation and determination of the terms and conditions of the Internalization, consider and review potential alternative structures for alternatives to the Internalization and determine whether the Internalization is in the best interests of the Company and our stockholders. None of the members of the Special Committee are affiliated with either Pine River or Provident.

Opinion of the Special Committee's Financial Advisor:

The Special Committee retained Jefferies LLC ("Jefferies") on May 13, 2014 to provide it with financial advisory services in connection with the possible acquisition of the Manager and an opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid in connection with the Internalization. On August 3, 2014, Jefferies rendered its opinion to the Special Committee and the Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the consideration to be paid pursuant to the Contribution Agreement was fair, from a financial point of view, to the Company.

Jefferies' opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies' opinion was directed to the Special Committee and the Board and addresses only the fairness, from a financial point of view, of the consideration to be paid pursuant to the Contribution Agreement as of the date of the opinion. It does not address any other aspects of the Internalization and does not constitute a recommendation as to how any holder of shares of common stock should vote on the Internalization or the issuance of the common units pursuant to the Internalization or any matter related thereto.

The full text of the written opinion of Jefferies is attached hereto as Annex B. The Company encourages you to read the opinion carefully and in its entirety.
Consequences of Not Obtaining Stockholder Approval of the Proposal:

A condition to the completion of the Internalization is the approval by our stockholders as provided in the Contribution Agreement. If our stockholders do not approve the Internalization as described herein, then the transactions contemplated by the Contribution Agreement will not be consummated, the Contribution Agreement will be terminated without the payment of fees by any party, and the Manager will continue to act as external manager of the Company pursuant to the existing advisory management agreement.

Regulatory Matters:	No regulatory approvals or filings are required in order to effect the Internalization.

RISK FACTORS

        This proxy statement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements may include statements about the expected closing of the Internalization, the integration of the systems and personnel of the Manager into the Company, and the expected benefits of the Internalization, including reduction of expenses and expected net income and FFO accretion per share.

        The forward-looking statements contained in this proxy statement reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed or implied in any forward-looking statement. We are not able to predict all of the factors that may affect future results. For a discussion of these and other factors that could cause our actual results to differ materially from any forward-looking statements, see the risk factors discussed below and in Item 1A, "Risk Factors," and in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other risks and uncertainties detailed in such annual report and our other reports and filings with the SEC. These risks, contingencies and uncertainties include:

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  Our ability to successfully employ a new and untested business model in a new industry with no proven track record;

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  The availability of additional properties that meet our criteria and our ability to purchase such properties on favorable terms;

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  Real estate appreciation or depreciation in our target markets and the supply of single-family homes in our target markets;

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  General economic conditions in our target markets, such as changes in employment and household earnings and expenses or the reversal of population, employment, or homeownership trends in our target markets that could affect the demand for rental housing;

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  Competition from other investors in identifying and acquiring single-family properties that meet our underwriting criteria and leasing such properties to qualified residents;

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  Our ability to maintain high occupancy rates and to attract and retain qualified residents in light of increased competition in the leasing market for quality residents and the relatively short duration of our leases;

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  Our ability to maintain rents at levels that are sufficient to keep pace with rising costs of operations;

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  Lease defaults by our residents;

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  Our ability to contain renovation, maintenance, marketing and other operating costs for our properties;

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  The Manager's ability to continue to build its operational expertise and to establish its platform and processes related to residential management;

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  Our dependence on key personnel to carry our business and investment strategies and our ability to hire and retain skilled managerial, investment, financial and operational personnel, and the performance of third-party vendors and service providers other than the Manager, including third-party acquisition and management professionals, maintenance providers, leasing agents and property management;

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  Our ability to obtain additional capital or debt financing to expand our portfolio of single-family properties and our ability to repay our debt, including borrowings under our revolving credit facility and to meet our other obligations under our revolving credit facility;

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  The accuracy of assumptions in determining whether a particular property meets our investment criteria, including assumptions related to estimated time of possession and estimated renovation costs and time frames, annual operating costs, market rental rates and potential rent amounts, time from purchase to leasing, and resident default rates;

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  Our ability to accurately estimate the time and expense required to possess, renovate, repair, upgrade and rent properties and to keep them maintained in rentable condition, unforeseen defects and problems that require extensive renovation and capital expenditures;

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  The concentration on our investments in single family properties which subject us to risks inherent in investments in a single type of property and seasonal fluctuations in rental demand;

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  The concentration of our properties in our target markets, which increases the risk of adverse changes in our operating results if there were adverse developments in local economic conditions or the demand for single-family rental homes or natural disasters in these target markets;

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  Failure to qualify as a real estate investment trust ("REIT") or to remain qualified as a REIT, which will subject us to federal income tax as a regular corporation and could subject us to a substantial tax liability and compliance with the REIT distribution requirements.

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  Our ability to consummate the transactions contemplated under existing and future agreements; and

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  Failure of closing conditions to be satisfied in connection with certain transactions, including the proposed Internalization.

        The forward-looking statements in this proxy statement represent our views as of the date of this proxy statement. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable laws. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this proxy statement.

Certain of the Company's directors and officers have interests in the Internalization that diverge from the interests of the Company's stockholders.

        Certain of our officers and directors have potential conflicts of interest arising out of their relationship with one or more of the Manager, the Manager's operating subsidiary, Pine River, Provident and each of their affiliates. The Manager is a joint venture owned by Pine River and Provident. Each of Brian C. Taylor (a director and Chairman of the Board), Thomas Siering (a director) and Timothy O'Brien (the Company's General Counsel and Secretary) is a partner and owner of equity interests in Pine River. Irvin R. Kessler (a director) is the managing member and owner of equity interests in Provident. These individuals will have a beneficial interest in the consideration paid to the Contributors in the Internalization and could make substantial profits as a result of the transaction.

        The Contributors will have the ability to redeem the common units received in the Internalization for cash, or at the Company's election, shares of Company common stock. If the Contributors exercise their redemption rights and the Company elects to redeem for common shares, the Contributors will own 2,231,511 common shares, representing approximately 5.8% of the Company's outstanding common shares as of June 30, 2014 (or 5.5% of fully-diluted shares as of June 30, 2014 assuming issuance and redemption for common shares of the 2,231,511 common units to be received by the Contributors in the Internalization).

        In addition, the Company expects to enter into employment arrangements with David N. Miller, Lawrence B. Shapiro and Christine Battist effective as of or soon after the closing of the Internalization. The Compensation Committee of the Company's Board of Directors has engaged an independent compensation consultant and has had preliminary discussions related to the compensation of our executive officers following the Internalization but has not yet made final determinations on the composition of the post-Internalization compensation program. These new employment arrangements could provide for annual salaries that are more than what is currently paid to such individuals by Pine River or the Manager's operating subsidiary, as applicable, and may contain other benefits that differ from existing employment arrangements. Following the Internalization, Mr. Miller will also be eligible for equity grants, pursuant to the terms of Silver Bay's 2012 Equity Incentive Plan. Prior to the Internalization, Mr. Miller was not eligible to receive awards under the plan.

Sales of common stock in the future may have adverse effects on our share price.

        As of the closing of the Internalization, Pine River and Provident will receive an aggregate of 2,231,511 common units, representing approximately 5.8% of the Company's outstanding common shares as of June 30, 2014 (or 5.5% of fully-diluted shares as of June 30, 2014 assuming issuance and redemption for common shares of the 2,231,511 common units to be received by the Contributors in the Internalization). Common units (or shares issued on redemption thereof) will be subject to a one-year lock-up period, subject to certain exceptions. Following expiration of the lock-up, these shares will be freely transferable without restriction. The market price of our common stock may decline significantly when the restrictions on resale by the Contributors lapse, especially if the Contributors were to sell a significant portion of their common stock within a short timeframe. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

We may compete with the Contributors in ancillary lines of business and, after the end of the restricted period, the Contributors may engage in competitive businesses or solicit our employees for hire, which could have an adverse effect on our business.

        Each Contributor has agreed that, commencing on the closing date and ending on December 19, 2017, it will not compete with the Company or solicit its employees, subject to certain exceptions as forth in the Contribution Agreement. After the expiration of this restricted period, however, the Contributors will be free to acquire or manage single-family real estate portfolios, which could result in them competing directly with us for acquisition opportunities, financing opportunities, tenants and in other aspects of our business, and they may solicit and hire key employees, each of which could have an adverse effect on our business.

        Additionally, the restrictions do not limit Contributors from engaging in lines of business ancillary to single-family rentals or other lines of business that the Company might consider in the future. As a result, if the Company were to expand its business strategy, it might compete with one or both Contributors in such line of business.

Our net income and FFO may decrease in the near term as a result of the Internalization.

        We will expense all cash and non-cash costs involved in the Internalization. As a result, our net income and FFO will decrease in the period in which the Internalization closes, driven predominately by the non-cash charge related to the issuance of common units and, to a lesser extent, other transaction related costs. We expect the Internalization to be accretive to net income and FFO per share because the savings from the reduction in management fees will more than offset the dilutive issuance of common units in our Operating Partnership and any increased personnel and other expenses beginning in the quarter following closing. However, if the expenses we assume as a result of the Internalization are higher than we anticipate, our net income per share and FFO per share would be adversely affected.

We may be exposed to risks to which we have not historically been exposed.

        We currently have no employees of our own but will following the Internalization. As their employer, we will be subject to those potential liabilities that are commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee- related liabilities and grievances. Further, we will bear the costs of the establishment and maintenance of health, retirement and similar benefit plans for our employees.

We may not be able to hire the Pine River employees who are currently managing our business and operations and may not adequately replace Pine River personnel who dedicate only a portion of their time to Silver Bay.

        The Contribution Agreement provides that Pine River will use commercially reasonably efforts to encourage the employees who currently provide dedicated services to Silver Bay to become employees of Silver Bay following the closing of the Internalization, including our Chief Executive Officer and Chief Financial Officer; however, these employees have not yet been offered employment and may decide not to accept employment with Silver Bay. If we need to recruit and hire additional personnel, there may be delays in doing so, the compensation to such employees may be higher, and there could be disruptions to our business.

        In addition to having employees who provide dedicated services to us, Pine River has employees and partners who provide services to us as needed. We do not expect to hire any of these people, which includes Mr. O'Brien, our General Counsel and Secretary who will resign on or before the closing of the Internalization. Instead, we will need to find others to provide the services currently performed by these resources. If we need to recruit and hire additional personnel to replace these resources, there may be delays in doing so, the compensation to such employees may be higher, and there could be disruptions to our business.

We may not manage the Internalization effectively.

        The Internalization could be a time consuming and costly process. If we fail to plan and manage the Internalization efficiently and effectively, our ability to manage our properties and business may be adversely affected and we may not realize the anticipated cost savings benefits.

PROPOSAL 1:

APPROVAL OF THE CONTRIBUTION AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THE CONTRIBUTION AGREEMENT, PURSUANT TO WHICH WE WILL INTERNALIZE THE MANAGEMENT OF THE COMPANY THROUGH THE ACQUISITION OF PRCM REAL ESTATE ADVISERS LLC IN EXCHANGE FOR THE ISSUANCE OF 2,231,511 COMMON UNITS OF SILVER BAY OPERATING PARTNERSHIP L.P.

 Our Company

        We are an externally-managed Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties in select markets in the United States. Our objective is to generate attractive risk-adjusted returns for our stockholders over the long term through dividends and capital appreciation. We generate virtually all of our revenue by leasing our portfolio of single-family properties. As of June 30, 2014, we owned 5,987 single-family properties, excluding properties held for sale, in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas, 90.5% of which were leased.

        Silver Bay Realty Trust Corp. was incorporated in Maryland in June 2012. We completed our IPO and a series of contribution and merger transactions on December 19, 2012 in which we received net proceeds of approximately $263.0 million (including the closing of the underwriters' overallotment option on January 7, 2013 by which we received net proceeds of approximately $34.5 million) and acquired an initial portfolio of more than 3,300 single-family properties. Prior to that time, we had no substantive operations though we are considered a continuation of the business operations of Silver Bay Property Investment LLC (formerly known as Two Harbors Property Investment LLC).

        We have elected to be treated as a REIT for U.S. federal tax purposes, commencing with, and in connection with the filing of our federal tax return for, the taxable year ended December 31, 2012. As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. In addition, the income of any taxable REIT subsidiary that we own will be subject to taxation at regular corporate rates.

        We conduct our business and own all of our properties through our Operating Partnership. As of June 30, 2014, we owned, through a combination of direct and indirect interests, 100.0% of the partnership interests in our Operating Partnership. We have no material assets or liabilities other than our investment in our Operating Partnership. The General Partner, our wholly owned subsidiary, is the sole general partner of our Operating Partnership.

The Manager and the Advisory Management Agreement

        Since inception, we have been externally managed by the Manager. The Manager is a joint venture of Pine River and Provident. We have relied on the Manager to provide or obtain on our behalf the personnel and services necessary for us to conduct our business as we have no employees of our own. During this time, the Manager and its operating subsidiary together have provided us with a suite of investment, acquisition and property management services, using the combined expertise of Pine River and Provident.

  Advisory Management Agreement

        In December 2012, in connection with our IPO, we entered into an advisory management agreement with the Manager. Pursuant to this advisory management agreement, the Manager designs and implements our business strategy and administers our business activities and day-to-day operations, subject to oversight by our board of directors. The Manager is responsible for, among other duties: (1) performing and administering all our day-to-day operations, (2) determining investment criteria in cooperation with our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and financings, (4) performing asset management duties and (5) performing certain financial, accounting and tax management services. The Manager has agreed not to provide these services to anyone other than us, our subsidiaries, and any future joint venture in which we are an investor, prior to December 19, 2015. In addition, the Manager and Pine River Capital Management L.P. have agreed not to compete with us, our subsidiaries or any of our future joint ventures before December 19, 2015.

        Under the advisory management agreement, the Manager is compensated on a fee plus pass-through-of-expenses basis. We pay the Manager 0.375% of the daily average of our fully-diluted market capitalization for the preceding quarter (a 1.5% annual rate), less any property management fees received by the Manager's operating subsidiary or its affiliates under the property management and acquisition services agreement described below. We also reimburse the Manager for all expenses incurred on our behalf or otherwise in connection with the operation of its business, other than compensation for our Chief Executive Officer and personnel providing data analytics directly supporting the investment function. If the Manager provides services to a party other than us or one of our subsidiaries, a portion of these expenses will be allocated to and reimbursed by such other party in a fair and equitable manner as determined by the Manager in good faith; the Manager is not currently providing such third-party services.

        Under the advisory management agreement, all intellectual property created in connection with the agreement is the property of the Manager, and the Manager has granted us a non-exclusive, royalty-free license and right to use the intellectual property during the term of the advisory management agreement.

        The initial term of the advisory management agreement expires on December 19, 2015 and automatically renews for a one-year term on such date and each anniversary thereafter unless terminated. Following the initial term, the advisory management agreement may be terminated by us upon the affirmative vote of at least two-thirds of our independent directors based upon unsatisfactory performance that is materially detrimental to us. We must provide notice of any such termination at least 180 days prior to the expiration of the then-current term and pay the Manager a termination fee as described below. We may also terminate the advisory management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days' prior written notice to the Manager for cause, as described in the advisory management agreement, in the absence of the Manager's timely cure. Except as stated above, we do not have the right to decline to renew the advisory management agreement. The Manager may terminate the agreement with at least 60 days' prior written notice for cause, as described in the advisory management agreement, in the absence of our timely cure, in which case we would owe a termination fee. The Manager also may decline to renew the advisory management agreement by providing us with 180 days' prior notice, in which case we would not owe a termination fee. Upon termination of the advisory management agreement by us for reasons other than cause, or by the Manager for cause that we are unwilling or unable to timely cure, we are required pay the Manager a termination fee equal to 4.5% of the daily average of our fully-diluted market capitalization in the quarter preceding such termination.

  Property Management and Acquisition Services Agreement

        We have also entered into a property management and acquisition services agreement with the Manager's operating subsidiary. Under this agreement, the Manager's operating subsidiary acquires additional single-family properties on our behalf and manages our properties. The Manager's operating subsidiary has agreed not to provide these services to anyone other than us and our affiliates prior to December 19, 2015.

        The Manager's operating subsidiary receives a property management fee equal to 5% of certain costs and expenses incurred by it in the operation of its business that are reimbursed by us. This property management fee reduces the advisory management fee paid to the Manager on a dollar for dollar basis. We reimburse the Manager's operating subsidiary for all expenses incurred on our behalf. Additionally, for so long as it provides services exclusively to us, we will reimburse the Manager's operating subsidiary for all costs and expenses incurred by it in the operation of its business, including the compensation of its employees. If the Manager's operating subsidiary provides services to a party other than us or one of our subsidiaries, a portion of the corresponding expenses incurred by the Manager in doing so will be allocated to and reimbursed by such other party as reasonably determined by the Manager's operating subsidiary in good faith; the Manager's operating subsidiary is not currently providing any such third-party services. This agreement will continue in effect until it is terminated in accordance with its terms.

        We also entered into separate property management agreements with the Manager's operating subsidiary covering the properties pledged as part of the revolving credit facility and will enter a separate property management agreement covering the properties pledged as part of our securitization. Pursuant to these agreements, we pay a property management fee equal to 10% and 8% of collected rents, respectively, which reduces our reimbursement obligations under the property management and acquisition services agreement by an equal amount eliminating any net impact on the amount we pay the Manager's operating subsidiary for property management services.

Reasons for the Internalization

        Our relationships with Pine River, Provident and Two Harbors Investment Corp. ("Two Harbors") have been instrumental to our formation as a publicly traded REIT and the establishment of our business operations. Provident, a private capital management firm based in Minnesota, engaged in the acquisition, renovation, management and leasing of a portfolio of predominantly single-family properties between 2009 and 2012. In building and managing this portfolio, Provident developed a network of vendors, service providers and third-party property managers along with institutional knowledge related to the acquisition and management of single-family properties. Pine River is a global asset management firm with institutional capabilities in asset valuation and management, capital markets, financial transactions, managing new ventures, risk management, compliance and reporting. Pine River has valuable industry and analytical expertise, extensive long-term relationships in the financial community, and established fixed-income, mortgage and real estate investment experience. In addition, Pine River's experience in launching and managing Two Harbors, a publicly traded mortgage REIT, provided knowledge, expertise and experience to assist in managing Silver Bay as a public company.

        The Manager benefited from these relationships and experience while continuing to increase its knowledge and expertise in all areas of our business, develop its technology infrastructure and grow its acquisition and property management teams. As our business has matured, the systems and personnel of the Manager have become increasingly dedicated to the Company. We believe this development enables us to internalize the systems, personnel and management with minimal disruptions to our operations and compelling benefits to the Company and our stockholders through reduced expense in the combined general and administrative and advisory fee expense categories, improved cash flow and a simplified corporate structure.

        Following the proposed Internalization, we will own all material assets and intellectual property rights of the Manager currently used in the conduct of its business. The existing employees of the Manager's operating subsidiary, including our Chief Operating Officer, will remain employees of that entity, which would then exist in our corporate structure. We also plan to hire employees of Pine River who provide dedicated services to Silver Bay and have been instrumental to our growth and continued operations, including our Chief Executive Officer and Chief Financial Officer. The net effect is that following the Internalization, we will be managed by officers and employees who currently manage our business and who have industry expertise, management capabilities and a unique knowledge of our assets and business strategies.

        One important benefit of the Internalization is the overall reduction in the combined general and administrative and advisory fee expense categories, which we expect to result in improved cash flow, net income and FFO. During 2013, we incurred nearly $10.5 million in management fees consisting of $9.8 million in advisory management fees and $645,000 in 5% property management fees described below. In the six months ended June 30, 2014, we incurred approximately $4.6 million in management fees consisting of $4.4 million in advisory management fees and $190,000 in 5% property management fees. The Internalization will eliminate these management fees. At the same time, we expect that general and administrative costs will increase as we become responsible for additional costs which are currently borne by the Manager (such as the compensation of our Chief Executive Officer and personnel providing data analytics directly supporting the investment function) and we add personnel to provide services performed by people who will not be employed by us after the Internalization. Excluding any one-time expenses related to the Internalization, we estimate that our general and administrative expenses will increase annually in an amount between $3 million to $3.5 million as a result of the Internalization. Thus, the reduction in management fees should more than offset any increase in general and administrative costs related to the Internalization on a going forward basis and should make the Internalization accretive over time to net income and FFO as the net savings will more than offset the dilutive issuance of common units in our Operating Partnership. Our estimated increase in general and administrative expenses from the Internalization contains many assumptions, including assumptions related to the compensation of employees of Pine River we plan to hire in the transaction. These employees include our Chief Executive Officer and Chief Financial Officer for whom the compensation committee has not yet determined post-Internalization compensation, as well as our expectation that we will need to replace our current General Counsel and Secretary, Timothy O'Brien, who will resign upon completion of the Internalization. If the compensation of these individuals differs markedly from our assumptions, the accretive impact of the Internalization could be negatively impacted.

        The expected accretion to net income and FFO will not occur in the period in which the Internalization closes. We will expense all cash and non-cash costs involved in the Internalization. As a result, our net income and FFO will decrease in the period in which the Internalization closes, driven predominately by the one-time non-cash charge related to the issuance of common units and, to a lesser extent, other transaction related costs. The issuance of common units and transaction and integration expenses will also be dilutive to our estimated net asset value ("NAV") in the range of $1.15-$1.30 per share. We believe this dilution compares favorably to the expected net income and FFO per share accretion stemming from the Internalization.

        The Internalization will also simplify our organizational structure. Unlike mortgage REITs, most equity REITs are internally managed. Certain institutional investors have a notable preference for internally managed equity REITs given the perception that externally managed REITs are more susceptible to conflicts of interest that might negatively impact stockholder interests. Thus, the Internalization may positively impact efforts to diversify our stockholder base, although no assurances can be given that such a result will occur.

Background of the Internalization

        At the time of the Company's IPO in December 2012, the Company chose to be externally managed given the previous success of Pine River and Provident in launching and managing externally managed vehicles and because the Company sought to leverage the resources, experience and expertise of Pine River and Provident in the early days of its development. In addition, because the Company was the first publicly traded REIT focused on the acquisition, renovation, leasing and management of single-family properties, no standards existed as to whether this new category of REITs would generally be externally or internally managed. Subsequent to the IPO, additional single-family REITs have gone public, and the Company believes that internally managed structures will predominate this asset class going forward.

        Following the completion of our IPO, several investors and analysts have inquired about the Company's management structure, expressed concerns regarding the management fee and encouraged the Company to consider an internalization of the Company's management. The advisory management agreement has an initial term which expires on December 19, 2015, automatically renews each year thereafter and contains limited rights of the Company with respect to termination as more fully described above in the section entitled "—The Manager and the Advisory Management Agreement." In March 2014, in light of investor feedback and the limited circumstances under which the advisory management agreement may be terminated, the Contributors and management began discussions, including with members of the Board, concerning structures for an internalization and various related considerations. Thereafter, the Board formed a Special Committee consisting of all of the disinterested members of the Board to consider and evaluate an internalization of the management structure.

Proceedings of the Special Committee and Our Board

        The Board's Special Committee consists of Thomas Brock, the lead independent director and chair of the Special Committee, Daryl Carter, Tanuja Dehne, Stephen Kasnet and Ronald Weiser. None of the members of the Special Committee is an officer or employee of the Company, the Manager or any of the Manager's affiliates and none of them has an ownership or other economic interest, direct or indirect, in the Manager. The Special Committee was formally constituted by resolutions adopted by the Board on April 16, 2014 by which the Board delegated to the Special Committee broad powers to, among other things, represent the Company in the negotiation and determination of the terms and conditions of the proposed Internalization, consider and review potential alternative structures for and alternatives to the potential transaction and determine whether the proposed Internalization is in the best interests of the Company and its stockholders.

        During the course of its deliberations and negotiations concerning the proposed Internalization, the Special Committee met a total of nine times, with one meeting in April 2014, two meetings in May 2014, three meetings in June 2014, two meetings in July 2014 and one meeting in August 2014, and a subcommittee of the Special Committee met twice in April 2014 and once in May 2014. The full Board met five times between April 2014 and August 2014. The following is a brief summary of the meetings of the Board, the Special Committee and the sub-committee of the Special Committee in connection with the Internalization and related actions.

        On March 6, 2014, the Contributors met to discuss the impact of the Company's management structure on its financial performance. As a result of this discussion, as well as other similar inquiries from investors and analysts, the Contributors asked David Miller, the Company's Chief Executive Officer, to prepare an analysis of the advantages and disadvantages of internalizing the management function, including the associated costs and whether the cost savings would be substantial enough to justify the expenses and diversion of management time in proposing, considering, negotiating and consummating such a transaction.

        On April 7, 2014, Mr. Miller circulated a presentation on a potential internalization transaction to members of the Board. This presentation outlined management's view of the benefits and likely impact of the proposed Internalization based on a proposal from the Contributors in which the Contributors would sell their interests in the Manager to the Company for consideration equivalent to 6.75% of the Company's current market capitalization (the "Contributors' Initial Proposal"). Between April 7, 2014 and April 16, 2014, Mr. Miller had individual discussions with members of the Board regarding the presentation. Mr. Timothy O'Brien, the Company's Secretary and General Counsel, also shared the presentation with the Company's outside counsel, Orrick, Herrington & Sutcliffe LLP ("Orrick"), and they discussed the legal and governance issues related to a potential change in the management structure. Orrick concurred with Mr. O'Brien's recommendation that the Board should form a special committee to negotiate, review and recommend to the Board any changes in the management structure and that the committee should retain independent legal and financial advisors. Orrick acts as our corporate, securities and tax counsel and has represented us in a variety of matters, including our IPO.

        On April 16, 2014, recognizing that certain members of the Board were associated with the Manager, and considering the recommendations of internal and outside counsel, the Board formed the Special Committee by unanimous written consent.

        On April 22, 2014, at a meeting of the Special Committee, Mr. Miller presented an overview of a potential internalization transaction and Mr. O'Brien described the process for such a potential transaction, including a recommendation that the Special Committee should retain independent legal counsel and a financial advisor. At this meeting, the Special Committee appointed Mr. Brock, Ms. Dehne and Mr. Kasnet to a sub-committee with the limited purpose of interviewing, considering and recommending to the Special Committee the engagement of legal counsel and a financial advisor.

        Between April 25, 2014 and May 1, 2014, the sub-committee of the Special Committee met to interview two potential legal advisors and two potential financial advisors to assist the Special Committee with respect to its review and analysis of the proposed Internalization. On May 2, 2014, Ballard Spahr LLP ("Ballard Spahr") was retained as legal counsel to the Special Committee, and on May 13, 2014, Jefferies LLC ("Jefferies") was retained as financial advisor to the Special Committee. Ballard Spahr previously served as special Maryland corporate counsel to the Company in connection with the IPO. Prior to this, Jefferies had no engagements with the Company, nor had it previously been engaged by the Manager.

        At its May 21, 2014 regularly scheduled meeting, the Board appointed committees and officers for the coming year, approved the compensation of directors, including the compensation of directors serving on the Special Committee, as recommended by the Company's Compensation Committee and received a regular update on the Company's operations, portfolio, financial results and progress on various strategic initiatives.

        Immediately following the May 21, 2014 Board meeting, the Special Committee met in person to consider the proposed Internalization. Representatives of Jefferies, Ballard Spahr and Orrick also attended the meeting. During this meeting, Mr. Miller made a presentation to the Special Committee which outlined the terms of the Contributors' Initial Proposal. Mr. Miller outlined the benefits of an internalization from management's point of view, namely anticipated improvement in FFO as a result of reduced expenses in the combined categories of advisory management fee and general and administrative expenses, the desire expressed by certain stockholders and the general favorable view of the market for an internalization, which could potentially result in an increase in the stock price. Representatives of Jefferies provided an overview of how an internalization may be structured and reviewed comparable companies for the purpose of explaining its process for analysis of fairness. The Special Committee discussed the various matters that it might need to consider throughout the process. Representatives of Ballard Spahr advised the members of the Special Committee of their duties under Maryland law. The Special Committee discussed the proposed Internalization and potential alternative structures and transactions which could achieve the same or similar results. After much discussion, the Special Committee asked Ballard Spahr and Jefferies to continue to analyze the proposed Internalization and to consider terms that may be included in a counter proposal to the Contributors.

        On May 30, 2014, the Special Committee met telephonically to further consider the Contributors' Initial Proposal and to consider the terms of a counter proposal. Representatives of Jefferies and Ballard Spahr also attended the meeting. Based upon the Company's then-current stock price, the value of the Contributors' Initial Proposal was approximately $41 million or, based upon the Company's current net asset value, the value of the Contributors' Initial Proposal was approximately $52 million. The Special Committee, with the assistance of Jefferies, considered various reasons for making a counter proposal. Representatives of Jefferies highlighted the potential impact of the proposed Internalization at several different amounts of consideration, including the impact on FFO and future cash flow. After discussion of the consideration and other factors that the Special Committee believed should be considered in a counter proposal, namely the form of consideration, lock-ups, the treatment of goodwill, Board composition and employment arrangements, the Special Committee asked Ballard Spahr and Jefferies to summarize the counter proposal based on the discussions at the meeting.

        On June 6, 2014, the Special Committee met telephonically to further discuss the terms of the Contributors' Initial Proposal and the terms of a counter proposal. Representatives of Jefferies and Ballard Spahr also attended the meeting. The Special Committee discussed the terms of the advisory management agreement, including the limited circumstances under which the advisory management agreement could be terminated, and potential structures for the proposed Internalization. The Special Committee discussed the costs and benefits of the proposed Internalization and the alternatives to the proposed Internalization. After this discussion, the Special Committee determined to continue to explore the terms of an Internalization of the Manager.

        The Special Committee then turned its attention to the terms of a proposed counter offer to the Contributor's Initial Proposal. The Special Committee discussed the form of consideration, a lock-up period, non-competition obligations of the owners of the Manager, Board composition and the overall value of a transaction to the stockholders. The Special Committee determined to propose a counter offer with consideration of 4.5% of the Company's market capitalization paid in common units of our Operating Partnership, an 18 month lock-up period, an expectation that the Chief Executive Officer and other key employees enter into employment arrangements with the Company and a working capital adjustment so that, after closing, there would be sufficient cash in the Manager for the Company to run the business. The Special Committee asked Jefferies to deliver the counter proposal to the Contributors.

        On June 10, 2014, representatives of Jefferies presented the Company's counter proposal in person to Brian Taylor, the Chief Executive Officer of Pine River.

        On June 17, 2014, Mr. Taylor, on behalf of the Contributors, presented a counter proposal to the Company (the "Contributors' June 17 Counter Proposal") which proposed consideration equal to 6.0% of the Company's market capitalization to be paid in common units of our Operating Partnership. The Contributors' June 17 Counter Proposal also called for voting rights for the common units and required that the shares of common stock for which the common units may be redeemed either be registered or the Contributors would have registration rights. In addition, the Contributors' June 17 Counter Proposal provided that the Contributors would leave sufficient cash in the Manager to pay 75% of the accrued bonus compensation payable to the Company's Chief Executive Officer and the personnel providing data analytics services to the Company, which are currently borne by the Manager under the existing advisory management agreement. The Contributors' June 17 Counter Proposal envisioned a lock up period of six months rather than 18 months as proposed by the Company and called for a non-competition period through December 19, 2015, the date the initial term of the advisory management agreement ends. The Contributors also requested a license of certain of the Manager's intellectual property that Pine River would use for its own internal purposes at no cost.

        On June 19, 2014, the Special Committee met telephonically to discuss the Contributors' June 17 Counter Proposal. Representatives of Jefferies and Ballard Spahr also attended the meeting. Representatives of Jefferies provided an overview to the Special Committee of its meeting with Mr. Taylor on June 10, 2014. The Special Committee discussed the ramifications of offering common units with voting rights and noted that this was not a typical feature of common units.

        The Special Committee discussed the terms for a counter proposal. The Special Committee agreed to increase its offer to an amount of Company common stock or common units equal to 5.5% of the Company's market capitalization. The common units would not have voting rights, but the Special Committee was agreeable to including registration rights. The Special Committee also included a 12-month lock up period and a non-competition period through December 19, 2017 in its counter proposal. The Special Committee noted the desire by all parties involved to close the transaction on or before September 30, 2014. The Special Committee asked Jefferies to continue negotiations with the Contributors in accordance with the terms outlined in the counter proposal discussed at the meeting.

        On June 24 and 25, 2014, representatives of Jefferies presented the Company's second counter proposal (the "Company's June 24 Counter Proposal") to Mr. Taylor.

        On June 25, 2014, the Contributors submitted a counter proposal to the Company through Jefferies (the "Contributors' June 25 Counter Proposal"). This counter proposal, much like the Contributors' June 17 Counter Proposal, provided for consideration consisting of 6.0% of the Company's market capitalization to be paid in Company common stock or common units with voting rights. The Contributors did, however, agree to a 12-month lock up period and a non-competition period through December 19, 2017, subject to carve outs necessary for the Contributors to continue to conduct their business as presently conducted.

        On June 27, 2014, the Special Committee met telephonically to discuss the Contributors' June 25 Counter Proposal. Representatives of Jefferies and Ballard Spahr also attended the meeting. Representatives of Jefferies provided a summary of the Contributors' June 25 Counter Proposal. The Special Committee discussed and recognized the other elements of value in the Company's June 24 Counter Proposal including ongoing Board representation for the Contributors, the desired tax treatment of the transaction for the Contributors and the license back of certain intellectual property rights to Pine River. The Special Committee also discussed the potential advantages and disadvantages of issuing common units with voting rights. Recognizing that consideration was the most significant deal term to be agreed upon at this stage, the Special Committee authorized Mr. Brock to negotiate directly with the Contributors.

        On July 1, 2014, Mr. Brock discussed the Contributors' June 25 Counter Proposal with Mr. Taylor.

        On July 10, 2014, the Special Committee met telephonically to discuss the status of the negotiations with the Contributors. Mr. Brock provided an update to the Special Committee on his conversations with Mr. Taylor. Mr. Brock advised the Special Committee that the Contributors would agree to the resignation of one Board member affiliated with the Contributors following the proposed Internalization. Mr. Brock further informed the Special Committee that the Contributors were not willing to accept a cash transaction and that the use of common units as opposed to shares of common stock was preferred. After discussion regarding the terms of a counter proposal, the Special Committee authorized Mr. Brock to present a counter proposal as follows: (i) consideration at 5.75% of the Company's market capitalization upon closing and 0.25% of the Company's market capitalization contingent on a working capital adjustment based on general and administrative expenses or other comparable metric developed with the advice of Jefferies; (ii) common units with voting rights only upon the occurrence of certain events; and (iii) the relinquishment of one of the Board seats currently held by representatives of the Contributors. The Special Committee authorized Mr. Brock to complete the negotiations.

        Between July 10, 2014 and July 18, 2014, Mr. Brock and representatives of Jefferies and Ballard Spahr continued to discuss and refine the terms of the counter proposal discussed by the Special Committee at its July 10, 2014 meeting. On July 18, 2014, Mr. Brock presented the counter proposal (the "Company's July 18 Counter Proposal") to Thomas Siering, a partner of Pine River, on behalf of the Contributors, which proposed consideration of 5.75% of the Company's market capitalization to be paid in shares of the Company's common stock or in common units, with the Board of Directors of the

Company reserving the right to grant voting rights to the holders of common units upon the occurrence of certain events, payment by the Company of 100% of the accrued bonus compensation payable to the Company's Chief Executive Officer and the personnel who provide data analytics services to the Company and the resignation of one Board member by the Contributors.

        Between July 18 and July 21, 2014, representatives of the Special Committee, Jefferies and the Contributors continued to discuss the terms of the Company's July 18 Counter Proposal. Based on the progress made in these discussions, Orrick was directed to prepare drafts of definitive documents.

        On July 21, 2014, the Special Committee and the Contributors reached agreement on the terms of the Internalization transaction which provides for consideration equal to approximately 5.8% of the Company's market capitalization to be paid in common units, the Company agreeing to a net worth adjustment, payable in cash, in the event that the closing net worth of the Manager is greater or less than zero, the Company assuming the obligations of the accrued bonus compensation payable to the Company's Chief Executive Officer and the personnel who provide data analytics services to the Company, a 12-month lock up period, a non-competition period through December 19, 2017, subject to carve outs necessary for the Contributors to continue to conduct their business as presently conducted, a license of certain of the Manager's intellectual property that Pine River could use for its own internal purposes at no cost and the resignation of one Board member affiliated with the Contributors.

        Between July 21, 2014 and July 31, 2014, the parties and their counsel negotiated the terms of the Contribution Agreement, including representations and warranties, indemnification provisions, the non-competition provision and covenants of the parties before and after closing of the Internalization, as well as the other ancillary documents.

        On July 22, 2014, in connection with the launch of its initial securitization transaction, the Company publicly announced that it was engaged in advanced discussions with the Contributors to internalize the management of the Company.

        On July 27, 2014, the Special Committee met telephonically to discuss the terms of the Internalization and the draft Contribution Agreement. Representatives of Jefferies and Ballard Spahr also attended the meeting. At this meeting, representatives of Ballard Spahr advised the members of the Special Committee of their duties under Maryland law. Ballard Spahr also led a discussion of the material terms of the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement. Representatives of Jefferies reviewed with the Special Committee its financial analysis of the proposed consideration to be paid and described the various analyses it performed and stated that, if asked to render an opinion, Jefferies would be prepared to render a favorable opinion as to the consideration to be paid pursuant to the Contribution Agreement.

        On August 3, 2014, the Special Committee met telephonically to approve the terms of the Internalization, the Contribution Agreement and the other transactions and documents contemplated by the Contribution Agreement. Representatives of Jefferies and Ballard Spahr also attended the meeting. Representatives of Ballard Spahr confirmed that there were no material changes to the Contribution Agreement and the other documents contemplated by the Contribution Agreement since the Special Committee's July 27, 2014 meeting. Representatives of Jefferies confirmed that there were no significant changes to the presentation that it delivered to the Special Committee on July 27, 2014. At this meeting, Jefferies delivered to the Special Committee its opinion to the effect that, as of August 3, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the consideration to be paid pursuant to the Contribution Agreement was fair, from a financial point of view, to the Company.

        After considering the information discussed in its meetings on July 27 and August 3, 2014 and the proposed terms of the Internalization, the Contribution Agreement and the other transactions and documents contemplated by the Contribution Agreement, the Special Committee determined that the Internalization, the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement, are advisable, fair and reasonable to, and in the best interests of the Company and its stockholders and recommended that the Internalization, the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement be approved by the Company's Board.

        Following the meeting of the Special Committee, the Audit Committee met. As required by the Company's Related Party Transaction Policies and Procedures Policy and the advisory management agreement, the Audit Committee to approved the Internalization, the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement.

        On August 3, 2014, following the meetings of the Special Committee and the Audit Committee, the Board, including all of the members of the Special Committee, met to review the Internalization. Representatives of Jefferies, Ballard Spahr and Orrick also attended the meeting. Mr. Brock presented to the Board the Special Committee's recommendation concerning the Internalization, discussed the process followed by the Special Committee in reviewing, analyzing and negotiating the Internalization, the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement and informed the Board of the unanimous recommendation of the Special Committee that the Company proceed with the Internalization. Representatives of Jefferies made a presentation regarding the fairness of the Internalization from a financial point of view. At this meeting, Jefferies delivered to the Board its opinion to the effect that, as of August 3, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the consideration to be paid pursuant to the Contribution Agreement was fair, from a financial point of view, to the Company. Based on this recommendation and the other factors listed under "Recommendations of the Special Committee and Our Board of Directors," the Company's Board determined that the Internalization, the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement are advisable, fair and reasonable to, and in the best interests of the Company and its stockholders. Accordingly, after due consideration and receipt of the recommendation of the Special Committee, the Board (with Messrs. Kessler, Siering, Taylor and Miller abstaining) approved the Internalization, Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement by a vote which included the affirmative vote of all of the independent directors, and recommended that the Company's stockholders approve the Internalization, the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement.

        On August 4, 2014, the Company announced the agreement with the Contributors regarding the Internalization, and thereafter filed a Current Report on Form 8-K.

Recommendations of the Special Committee and Our Board of Directors

  Recommendation of the Special Committee; Reasons for Recommendation

        In reaching its conclusion to unanimously recommend that the Board approve the Internalization and the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement, the Special Committee took into account the following factors (without assigning relative weights) which the Special Committee believes support the Internalization:

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  the belief that the Internalization would be accretive to net income and FFO per share;

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  the belief that Internalization of the Manager could eliminate perceived or actual conflicts of interest;

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  the belief that the Internalization may attract new investors to the Company and improve the Company's ability to raise capital;

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  the Company's ability, through the Internalization, to realize its long-standing strategic initiative to control key functions that are important to the growth of its business;

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  the belief that direct ownership of the Company by certain of the Company's officers and directors would more directly align the interests of such officers and directors with those of current stockholders;

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  the belief that the Internalization would enable the Company to realize certain efficiencies arising from an internally managed structure in that the Company will pay for management, advisory, acquisition and development services directly rather than paying a third-party fee for such services, thereby enabling the Company to both eliminate the profits that were previously being realized by the Manager for providing such services and potentially allowing the Company in the future to raise additional equity without a proportionate increase in the cost of managing the Company that would likely result had the Company continued to be externally managed;

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  the terms and conditions of the Contribution Agreement and the Transition Services Agreement, the License Agreement, the Registration Rights Agreement, including, (i) the type and amount of consideration to be paid to the Contributors, (ii) the indemnities obtained, and (iii) certain conditions to the Company's obligation to consummate the Internalization, including approval by the Company's stockholders of the Internalization;

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  the lock-up and non-compete provisions of the Contribution Agreement;

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  an estimate of the amount of aggregate management fees that the Company would pay to the Manager prior to the earliest possible termination date of the management agreement in December 2015 as contrasted with the estimated savings from the Internalization;

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  the belief that internal management structures were coming to predominate in the Company's asset class, and that by remaining externally managed the Company would encounter resistance from existing and potential investors and other members of the financial community;

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  the belief that the Company would, under the terms of the Contribution Agreement and Transition Services Agreement, have all of the assets and personnel necessary to manage and operate the Company after the closing of the Internalization, and would be able to handle the transition to an internalized structure without undue hardship, cost or risk to stockholders;

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  the opinion of Jefferies, dated August 3, 2014, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the consideration to be paid pursuant to the Contribution Agreement was fair, from a financial point of view, to the Company, as more fully described in the section entitled "—Opinion of the Financial Advisor"; and

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  the limited termination provisions under the existing advisory management agreement.

        The Special Committee also took into account, without assigning relative weights to, the following factors. Although the Special Committee viewed these as potentially negative factors with respect to the Internalization, the Special Committee believed these factors were outweighed by the positive factors set forth above:

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  existing potential conflicts of interest between the Company and the Manager, including the respective positions of the Company's management team and certain directors with the Company and the Manager and the compensation and/or other benefits to be received by such persons, either directly or indirectly, as a result of the Internalization, as well as the fact that: each of

    Brian C. Taylor (a director), Thomas Siering (a director) and Timothy O'Brien (the Company's General Counsel and Secretary) is a partner and owner of equity interests in Pine River, Irvin R. Kessler (a director) is the managing member and owner of equity interests in Provident, and each will have a beneficial interest in the consideration paid to the Contributors in the Internalization and could make substantial profits as a result of the transaction; although the Special Committee believes that this risk is mitigated by the steps taken (such as the creation of the Special Committee and the retention of its own legal counsel and financial advisor) to ensure that the Internalization would not be negatively affected by such conflicts;

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  the fact that David Miller, the Chief Executive Officer of the Company and a director, is an employee of Pine River and we expect to enter into an employment arrangement with Mr. Miller;

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  the potential liabilities associated with the direct employment of personnel; and

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  the potential liabilities that the Company may inherit from the Manager as a result of the Internalization that would not be covered by the indemnities in the Contribution Agreement.

        The Special Committee determined that, in light of all the factors that it considered, the Contribution Agreement, the Internalization and the transactions expressly contemplated by the Contribution Agreement are advisable and are fair and reasonable to and in the best interests of the Company and our stockholders. Accordingly, the Special Committee unanimously recommended that our Board approve the Contribution Agreement and the Internalization.

  Recommendation of the Board

        Our Board (Messrs. Kessler, Siering, Taylor and Miller, who have material financial interests in the Internalization, abstained from voting on the approval of the Contribution Agreement) approved the Contribution Agreement, the Internalization and the other transactions expressly contemplated by the Contribution Agreement, having determined that they are advisable and are fair and reasonable to and in the best interests of the Company and our stockholders. Accordingly, our Board (excluding Messrs. Kessler, Siering, Taylor and Miller who have material financial interests in the Internalization and, accordingly, are abstaining from joining in our Board's recommendation) recommends that stockholders vote FOR the Internalization.

        Our Board based its determination that the Internalization is advisable and fair and reasonable to and in the best interests of the Company and our stockholders primarily on:

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  the factors considered and conclusions of the Special Committee (which were adopted by our Board as its own);

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  the extensive negotiations of the Special Committee with representatives of the Contributors; and

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  the opinion of Jefferies, dated August 3, 2014, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the consideration to be paid pursuant to the Contribution Agreement was fair, from a financial point of view, to the Company, as more fully described in the section entitled "—Opinion of the Financial Advisor."

        Our Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

 Opinion of the Financial Advisor

        The Special Committee retained Jefferies to provide it with financial advisory services in connection with a possible acquisition of the Manager and an opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid in connection with the Internalization. On August 3, 2014, Jefferies rendered its opinion to the Special Committee and the Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in Jefferies' opinion, the consideration to be paid pursuant to the Internalization was fair, from a financial point of view, to the Company.

        The full text of the written opinion of Jefferies, dated as of August 3, 2014, is attached hereto as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. The Company encourages you to read the opinion carefully and in its entirety. Jefferies' opinion is directed to the Special Committee and the Board and addresses only the fairness, from a financial point of view, of the consideration to be paid pursuant to the Contribution Agreement as of the date of the opinion. It does not address any other aspect of the Internalization and does not constitute a recommendation as to how any holder of shares of common stock should vote on the Internalization or the issuance of the common units pursuant to the Internalization or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

  •
  reviewed a draft dated July 31, 2014 of the Contribution Agreement;

  •
  reviewed certain publicly available financial and other information about the Manager and the Company;

  •
  reviewed certain information furnished to us by management, including financial forecasts and analyses, relating to the business, operations and prospects of the Manager and the Company;

  •
  held discussions with members of senior management of the Manager concerning the matters described in the prior two bullet points;

  •
  reviewed the share trading price history and valuation multiples for the Company's common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant and also reviewed the share trading price history and valuation multiples for certain other publicly traded companies that we deemed relevant;

  •
  compared the proposed financial terms of the Internalization with the financial terms of certain other transactions that Jefferies deemed relevant;

  •
  considered the potential pro forma impact of the Internalization on the Company; and

  •
  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In Jefferies' review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by management or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies relied on assurances of the management of the Manager that management was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Manager or the Company. Jefferies was not furnished with any such appraisals and did not assume any responsibility to obtain any such appraisals.

        With respect to the financial forecasts provided to and examined by Jefferies, Jefferies' opinion noted that projecting future results of any company is inherently subject to uncertainty. The Manager informed Jefferies, and Jefferies assumed, however, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Manager as to the future financial performance of the Manager and the Company. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies' opinion of which Jefferies became aware after the date of its opinion.

        Jefferies made no independent investigation of any legal or accounting matters affecting the Company and the Manager, and Jefferies assumed the correctness in all respects material to Jefferies' analysis of all legal and accounting advice given to the Company, the Special Committee and the Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Contribution Agreement to the Company. In rendering its opinion, Jefferies assumed that the final form of the Contribution Agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Internalization, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Manager or the Company or the contemplated benefits of the Internalization.

        Jefferies' opinion was for the use and benefit of the Special Committee and the Board in their consideration of the Internalization, and Jefferies' opinion did not address the relative merits of the transactions contemplated by the Contribution Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Internalization or the terms of the Contribution Agreement or the documents referred to therein. Jefferies' opinion does not constitute a recommendation as to how any holder of shares of common stock should vote on the Internalization or the issuance of the common units pursuant to the Internalization or any matter relating thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. Jefferies expressed no opinion as to the price at which shares of the Company's common stock will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company's or the Manager's officers, directors or employees, or any class of such persons, in connection with the Internalization relative to the consideration to be paid pursuant to the Contribution Agreement or otherwise. Jefferies' opinion was authorized by the Fairness Committee of Jefferies LLC.

        In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies' analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies' opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies' view of the Manager's actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies' own experience and judgment.

        In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the Company's, the Manager's and Jefferies' control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the implied aggregate values do not purport to be appraisals. The analyses performed were prepared solely as part of Jefferies' analysis of the fairness, from a financial point of view, to the Company of the Consideration to be paid pursuant to the Contribution Agreement, and were provided to the Special Committee and the Board in connection with the delivery of Jefferies' opinion.

        The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies' delivery of its opinion and that were presented to the Special Committee at its meeting on July 27, 2014 and the Special Committee and the Board at their meetings on August 3, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses.

  Financial Analyses Relating to the Manager

  Analysis of Selected Precedent Transactions

        Using publicly available information, Jefferies examined the following eight internalization transactions over the last fifteen years in which the target company was a REIT managed by an external manager. The transactions considered and the month, date and year each transaction was completed were as follows:

Transaction Closing Date	Acquiror	Target(s)
May 28, 2013	American Homes 4 Rent*	American Homes 4 Rent Advisor, LLC
November 16, 2007	Inland Western Retail Real Estate Trust, Inc.	Inland Western Retail Real Estate Advisory Services, Inc. and three property management companies
April 16, 2007	Wells Real Estate Investment Trust, Inc.	Wells Real Estate Advisory Services, Inc.
October 10, 2006	Dividend Capital Trust, Inc.	Dividend Capital Advisors LLC
September 26, 2006	CNL Retirement Properties, Inc.	CNL Retirement Corp.
June 21, 2006	CNL Hotels & Resorts, Inc.	CNL Hospitality Corp.
December 29, 2004	Inland Retail Real Estate Trust, Inc.	Inland Retail Real Estate Advisory Services, Inc. and three property management companies
October 23, 2003	Cedar Shopping Centers, Inc.	Cedar Bay Realty Advisors, Inc.

*
Transaction excluded from the Revenue and EBITDA multiples summarized below as that information was not available. In addition, the transaction was excluded from the median Percentage of Market Cap calculation below as it was estimated in a range format.

        Using publicly available estimates for each of these transactions, Jefferies reviewed, where available, the multiples and percentages calculated as follows:

  •
  the enterprise value of the target company implied by the purchase price as a multiple of the target company's estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2014, which is referred to as "Enterprise Value/2014E EBITDA";

  •
  the enterprise value of the target company implied by the purchase price as a multiple of the target company's estimated revenue for calendar year 2014, which is referred to as "Enterprise Value/2014E Revenue"; and

  •
  the implied value of the purchase price as a percentage of the market capitalization of the acquiror, which is referred to as "Percentage of Market Cap".

This analysis indicated the following:

Precedent Transactions Multiples and Percentages

Benchmark	High	Low	Mean	Median
Enterprise Value/2014E EBITDA	8.7x	4.4x	6.4x	6.2x
Enterprise Value/2014E Revenue	5.2x	1.8x	3.9x	4.4x
Percentage of Market Cap	9.2%	2.5%	5.9%	6.7%

        Using the reference ranges for the benchmarks set forth below and information provided by management, Jefferies determined the following implied enterprise values for the Manager, compared,

in each case to the implied value of the consideration to be paid of $35.6 million (calculated using the closing per share value of the Company's common stock of $15.96 as of July 21, 2014, which was the last full trading day prior to the public announcement by the Company that the Company was in advanced discussions concerning a possible internalization transaction involving the Manager) and $45.4 million (calculated using an estimated NAV of $20.34 per share, derived using the Company's estimated NAV as of March 31, 2014 and the number of shares and restricted stock units outstanding as of June 30, 2014).

Precedent Transactions Reference Ranges and Implied Enterprise Values

Benchmark	Reference Range	Implied Enterprise Value ($ in millions)	Median Reference Multiple	Median Implied Enterprise Value ($ in millions)
Enterprise Value/2014E EBITDA	4.4x - 8.7x	$25.9 - $51.6	6.2x	$36.7
Enterprise Value/2014E Revenue	1.8x - 5.2x	$16.4 - $47.7	4.4x	$40.7
Percentage of Market Cap	2.5% - 9.2%	$15.6 - $71.7	6.7%	$41.3

        No transaction utilized as a comparison in the selected transactions analysis is identical to the Internalization. In evaluating the Internalization, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the Company's, the Manager's and Jefferies' control. Mathematical analysis, such as determining the mean and median, is not in itself a meaningful method of using selected transaction data.

  Analysis of Selected Publicly Traded Companies

        Using publicly available information and information provided by management, Jefferies analyzed the trading multiples of the Manager and the corresponding trading multiples of the following four public companies that provide services, such as property management services, to the real estate sector, which are collectively referred to as the "Selected Companies":

  •
  CBRE Group, Inc.

  •
  HFF, Inc.

  •
  Jones Lang LaSalle Incorporated

  •
  Marcus & Millichap, Inc.

        In its analysis, Jefferies derived and compared multiples for the Selected Companies, calculated as enterprise value divided by estimated EBITDA, for calendar year 2014, which is referred to as "Enterprise Value/2014E EBITDA".

This analysis indicated the following:

Selected Companies Multiples

Benchmark	High	Low	Median
Enterprise Value/2014E EBITDA	11.3x	11.0x	11.2x

        Using a reference range of 11.0x to 11.3x and the Manager's 2014E EBITDA, Jefferies determined a range of implied enterprise values for the Manager of approximately $65.4 million to $67.3 million, compared to the implied value of the consideration to be paid of $35.6 million (calculated using the closing per share value of the Company's common stock of $15.96 as of July 21, 2014, which was the last full trading day prior to the public announcement by the Company that the Company was in advanced discussions concerning a possible internalization transaction involving the Manager) and

$45.4 million (calculated using an estimated NAV of $20.34 per share, derived using the Company's estimated NAV as of March 31, 2014 and the number of shares and restricted stock units outstanding as of June 30, 2014).

        No company utilized in the selected public company analysis is identical to the Manager. In evaluating the Selected Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's, the Manager's and Jefferies' control. Mathematical analysis, such as determining the mean and median, is not in itself a meaningful method of using selected public company data.

  Discounted Cash Flow Analysis

        Jefferies performed a discounted cash flow analysis to estimate the present value of the unlevered, free cash flows of the Manager, calculated as the difference between the projected management fees payable by the Company to the Manager under the management agreement and the projected expenses that the Company will accrue in each year through the fiscal year ending December 31, 2018 using financial projections prepared by management. Jefferies applied discount rates ranging from 15.3% to 17.3%, which were based on a weighted average cost of capital analysis of the Manager and the Selected Companies, and EBITDA terminal value multiples ranging from 5.0x to 7.0x. This analysis indicated a range of implied enterprise values of approximately $41.0 million to $51.3 million, compared to the implied value of the consideration to be paid of $35.6 million (calculated using the closing per share value of the Company's common stock of $15.96 as of July 21, 2014, which was the last full trading day prior to the public announcement by the Company that the Company was in advanced discussions concerning a possible internalization transaction involving the Manager) and $45.4 million (calculated using an estimated NAV of $20.34 per share, derived using the Company's estimated NAV as of March 31, 2014 and the number of shares and restricted stock units outstanding as of June 30, 2014).

  Pro Forma Accretion/Dilution Analysis

        Using publicly available information and information provided by management, Jefferies reviewed the potential pro forma effect of the Internalization on the Company's estimated NAV per share. Based on the consideration to be paid, this analysis indicated that the Internalization would have the pro forma impact on the Company's estimated NAV as set forth in the table below. The actual results achieved by the Company may vary from projected results and the variations may be material.

NAV
Pro Forma NAV per share (v. $20.34)	$19.16
Premium / (Discount) to Current NAV	(5.8)%

  General

        Jefferies' opinion was one of many factors taken into consideration by the Special Committee in making its recommendation to the Board and by the Board in making its determination to approve the Internalization, and should not be considered determinative of the views of the Special Committee or the Board with respect to the Internalization or the consideration.

        Jefferies was selected by the Special Committee based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

        In connection with Jefferies' services as the Special Committee's financial advisor, the Special Committee has agreed to pay Jefferies a fee in the amount of $500,000 payable upon delivery of Jefferies' opinion and an additional fee in the amount of up to $500,000, which may be payable upon consummation of the Internalization. No portion of the opinion fee was contingent on the conclusion expressed in Jefferies' opinion. The Company also has agreed to reimburse Jefferies for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Jefferies and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company, Contributors and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to the Company, Contributors or entities that are affiliated with the Company or Contributors, for which it would expect to receive compensation.

No Appraisal Rights

        Under Maryland law, stockholders will not have appraisal rights in connection with the Internalization or the stockholder vote to approve the Internalization.

Independent Registered Public Accountant

        Ernst & Young LLP, our independent registered public accountants for our fiscal year ended December 31, 2013 and ending December 31, 2014, will not be present at the Special Meeting.

Interests of Certain Persons in the Internalization

  Directors and Officers of the Company

        Brian C. Taylor, Irvin R. Kessler, and Thomas Siering are members of our Board of Directors, Timothy O'Brien is our General Counsel and Secretary and each is a partner of Pine River or, in the case of Mr. Kessler, a member and manager of Provident. As a result of their relationships with the Contributors, these individuals have interests in the Internalization that differ from those of our stockholders as each will have an indirect beneficial interest in a portion of the consideration received by the Contributors in the Internalization. David N. Miller, Christine Battist, and Lawrence B. Shapiro are officers of Silver Bay and employees of Pine River or the Manager's operating subsidiary. In addition, we expect to enter into employment arrangements with Mr. Miller, Ms. Battist and Mr. Shapiro, all of whom are employees of Pine River.

  Special Committee Compensation

        In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating a potential internalization transaction, the Board of Directors determined that each other member of the Special Committee would receive a retainer of $15,000. Such fees were payable whether or not an internalization transaction was entered into by the Company and payment of such fees is not conditioned upon the Internalization being completed. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending Special Committee meetings) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Votes Required

        Pursuant to Maryland law, transactions in which directors have a material financial interest are not void or voidable solely because of such fact if, among other things, disinterested director approval or ratification occurs, stockholder approval or ratification is obtained or the transaction is otherwise fair and reasonable to the corporation. The Internalization was unanimously recommended by the Special Committee consisting of our five disinterested, independent directors, which retained its own legal and financial advisors. Upon recommendation by the Special Committee, our Board approved the Internalization, with each independent director voting unanimously for the Internalization while our non-independent directors abstained from the vote. In reaching its conclusion to unanimously recommend the Internalization, the Special Committee determined the Internalization was advisable, fair and reasonable to, and in the best interests of us and our stockholders, taking into account the factors described under the section above titled "Recommendations of the Special Committee and Our Board of Directors" which factors should be read in their entirety. Because the Internalization involves a transaction in which some of our directors and our officers have a material financial interest, we have determined to solicit stockholder approval of the Internalization so as to empower our stockholders with respect to whether the Internalization should occur. Such requirement will be satisfied if the Internalization is approved by the affirmative vote of at least a majority of the votes cast by stockholders entitled to vote on the matter (other than votes of shares owned of record or beneficially by any interested director, firm or other entity, which includes the Manager, the equity holders of the Manager and their affiliates), if, in addition to such approval, a quorum is present at the Special Meeting. Our interested directors and their affiliates own approximately 6.0% of the outstanding common stock of the Company as of August 4, 2014 (based on 38,473,376 shares outstanding as of August 4, 2014).

        Because the common units to be issued to "related parties" in the Internalization will be redeemable for cash or, at the Company's option, shares of common stock of the Company which in the aggregate would total more than 1% of the Company's outstanding shares, Section 312.03(b) of the New York Stock Exchange Listed Company Manual requires the approval by a majority of votes cast on the Internalization at the Special Meeting, assuming that a quorum is present. If such approval is not received, then the Internalization will not be consummated. Accordingly, the results of the vote will be analyzed for compliance with each of the Maryland law and NYSE voting requirements.

Recommendation of our Board

        Our Board (excluding Messrs. Kessler, Siering, Taylor and Miller who have material financial interests in the Internalization and, accordingly, have abstained from joining in our Board's recommendation) recommends that stockholders vote FOR Proposal No. 1.

 DESCRIPTION OF THE INTERNALIZATION AND THE CONTRIBUTION AGREEMENT

        Set forth below is a summary of the Internalization and the material terms of the Contribution Agreement to implement the Internationalization. The summary of the Contribution Agreement set forth below is qualified in its entirety by reference to the Contribution Agreement which is attached as Annex A to this proxy statement.

General

        The Contribution Agreement provides that, subject to the approval thereof by our stockholders and subject to the satisfaction of certain other conditions, the Contributors will contribute all membership and economic interests in the Manager to our Operating Partnership in exchange for the issuance of 2,231,511 common units in our Operating Partnership. These common units are redeemable for cash or, at the election of our Operating Partnership, a number of our common shares on a one-for-one basis, that represents approximately 5.8% of our outstanding common shares as of June 30, 2014 (or 5.5% of fully-diluted shares as of June 30, 2014 assuming issuance and redemption for common shares of the 2,231,511 common units to be received by the Contributors in the Internalization).

        As a result of the Internalization, the Manager and Silver Bay Property Corp., our property manager (the "Property Manager" and, together with the Manager, the "Advisor Parties"), will become wholly owned subsidiaries of our Operating Partnership and we will become internally managed. Current employees of the Property Manager, including our Chief Operating Officer, will remain employees following the closing of the Internalization. Additionally, we anticipate that approximately 10 employees of Pine River, including our Chief Executive Officer and Chief Financial Officer, will become our employees.

        The following diagram below shows our corporate and management structure before and after the Internalization contemplated by the Contribution Agreement:

Payment of Internalization Consideration

        In the Internalization, Pine River will receive 1,487,674 common units and Provident will receive 743,837 common units, which reflects the parties' two-thirds and one-third ownership of the Manager prior to the Internalization. The number of common units to be issued has been fixed (subject to

adjustment for stock splits and similar adjustments) and has an aggregate value of $[      ], based on the closing price of our common shares on August [    ], 2014.

        The Contribution Agreement contains a net worth adjustment, payable in cash, in the event that the closing net worth of the Manager is greater or less than zero dollars, which includes an adjustment to reflect the exclusion of any liabilities for accrued bonus compensation payable to our Chief Executive Officer and personnel providing data analytics directly supporting the investment function of the Company. These excluded amounts were previously the responsibility of the Manager and excluded from reimbursement under our current advisory management agreement.

Closing

        The Contribution Agreement provides that the Internalization will be consummated on the closing date, which will be one business day following the satisfaction or waiver of the conditions to the Internalization set forth in the Contribution Agreement (other than conditions that by their nature are to be satisfied at the closing).

        In connection with the Internalization, we will enter into new agreements with the Contributors, including the following:

  •
  Transition Services Agreement.  At the closing, we will enter into the Transition Services Agreement with Pine River that will provide us with certain transition services to the extent we need them to operate our business post closing. Under this agreement, certain existing resource-sharing arrangements among Pine River affiliates and us will continue until we are able to make alternative arrangements for the provision of similar services. This agreement will terminate on December 31, 2014.

  •
  License Agreement.  At the closing, the Manager, which will become one of our subsidiaries, will enter into a License Agreement with Pine River wherein the Manager will grant to Pine River a non-exclusive, worldwide, fully paid up, royalty-free, non-sub-licensable (with certain exceptions), non-transferable (with certain exceptions) license and right to use a certain asset valuation model and database currently owned by the Manager and used by the Company.

  •
  Registration Rights Agreement.  At the closing, we will enter in a Registration Rights Agreement with the Contributors with respect to the registration of shares of common stock of the Company for which common units of our Operating Partnership may be redeemed.

Conduct of Business Prior to Closing

        The Contributors have agreed, among other things, that, except to the extent expressly provided in the Contribution Agreement, until the closing, they shall cause the Advisor Parties, to:

  •
  conduct the business in the ordinary course, consistent with the requirements of the advisory management agreements;

  •
  use commercially reasonable efforts to preserve substantially intact the present organization of the Advisor Parties;

  •
  use commercially reasonable efforts to keep available the services of the present officers and employees of the Advisor Parties and of all other persons who provide material services to the Company and its subsidiaries and any employees identified to provide services to the Company or its subsidiaries following the closing; and

  •
  use commercially reasonable efforts to preserve the Advisor Parties' relationships with others having business dealings with them relating to the business of providing the advisory, property management and other services provided by the Advisor Parties to us, our Operating Partnership, any of our affiliates or any other persons (the "Business").

        The Contributors have also agreed that until the closing, without our prior consent, they will not, and will cause the Advisor Parties not to:

  •
  sell, lease, encumber, transfer, license or dispose of any assets, contract or any intellectual property that will be transferred to the Company or any subsidiary, in each case except in the ordinary course of business;

  •
  enter into, amend or terminate any material contract;

  •
  fail to timely pay any account payable in the ordinary course of business relating to the Business other than amounts that are subject to dispute in good faith;

  •
  take any action that would adversely affect the Company's qualification as a real estate investment trust within the meaning of Section 856 of the Code;

  •
  enter into any material commitment or transaction relating to the Business except in the ordinary course of business;

  •
  incur, create, assume or guarantee any indebtedness of or by either Advisor Party;

  •
  change (or permit to be changed) any accounting or tax procedure or practice (including any method of accounting for tax purposes), make (or permit to be made) any tax election or settle or compromise any tax liability, but in any case, only to the extent that such procedure or practice, election or compromise relates to the Business or to any tax liability of either Advisor Party or taxes of either Advisor Party as a separate entity;

  •
  enter into, adopt, amend, terminate or waive any right under any employment-related, consulting, bonus, compensation, equity or equity-based plan, agreement, practice, policy or arrangement ("Plan"), increase the compensation or benefits of any employee or pay or otherwise grant any benefit not required by any such Plan, or enter into any contract to do any of the foregoing, subject to certain exceptions;

  •
  commit either Advisor Party to any single or aggregate capital expenditure or commitment in excess of $100,000 (on a consolidated basis);

  •
  cancel any debts or waive any claims or rights of substantial value relating to the Business or either Advisor Party;

  •
  issue, sell or grant any equity interests of either Advisor Party, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity interests of either Advisor Party, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any equity interests of either Advisor Party;

  •
  settle or compromise any material claim, action, suit or proceeding pending or threatened against either Advisor Party or relating to the Business;

  •
  except as permitted by the Contribution Agreement, hire or terminate, or enter into any transaction or any contract with, an employee;

  •
  make or authorize any change in the organizational documents of either Advisor Party; or

  •
  take, or agree or otherwise commit to take, any of the foregoing actions or action that if taken would reasonably be expected to prevent the satisfaction of the closing conditions set forth in the Contribution Agreement.

 Actions and Documents Delivered at Closing

        Pursuant to the Contribution Agreement, we, our Operating Partnership and the Contributors have agreed that the following closing documents shall be delivered and actions shall be taken by the parties specified below:

  •
  an Assignment and Acceptance Agreement that assigns the membership interests in the Manager to our Operating Partnership shall be executed and delivered by each Contributor and our Operating Partnership;

  •
  a registration rights agreement shall be executed and delivered by each Contributor and the Company;

  •
  the license agreement relating to the license of certain intellectual property by the Manager to Pine River shall be executed and delivered by the Manager and Pine River;

  •
  the existing Shared Services and Facilities Agreement shall be terminated;

  •
  the existing Sub-Management Agreement shall be terminated;

  •
  a transition services agreement shall be executed and delivered by the Company and Pine River;

  •
  one of the persons currently serving on the Board of Directors of the Company and affiliated with Pine River shall resign; and

  •
  such other documents or items as may be reasonably required to effect the consummation of the transactions contemplated by the Contribution Agreement shall have been delivered.

Conditions to Closing

  Conditions to Each Party's Obligations

        The respective obligations of the Company, our Operating Partnership and the Contributors to effect the closing of the Internalization are subject to the satisfaction or waiver at or prior to the closing of the following, among other conditions:

  •
  the Company's stockholders shall have approved the Internalization;

  •
  no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a governmental authority that prohibits the consummation of the transactions contemplated by the Contribution Agreement and the other Internalization documents;

  •
  no action, suit or proceeding shall be pending before any governmental authority which is reasonably likely to result in an injunction, judgment, order, decree or ruling that would prevent the consummation of the transactions contemplated by the Contribution Agreement and the other Internalization documents; and

  •
  any necessary consents and approvals of any governmental authority required for the consummation of the Internalization Transaction shall have been obtained.

  Conditions to Our and Our Operating Partnership's Obligations

        The respective obligations of us and our Operating Partnership to effect the closing of the Internalization are subject to the satisfaction or waiver at or prior to the closing of the following, among other conditions:

  •
  each of the representations and warranties of the Contributors that is qualified by reference to materiality or material adverse effect shall be true and correct, and each of the other representations and warranties of the Contributors shall be true and correct in all material respects as of the closing date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time);

  •
  all of the covenants and agreements of the Contributors required by the Contribution Agreement have been performed as of the closing date shall have been performed in all material respects as of the closing date;

  •
  there shall not have occurred a material adverse effect with respect to either Advisor Party; and

  •
  we shall have received a certificate, in form and substance reasonably satisfactory to us, executed by the Secretary, member (or other executive officer) or General Partner of each Contributor with respect to the three bullet points above.

  Conditions to the Obligations of the Contributors

        The respective obligations of the Contributors to effect the closing of the Internalization are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

  •
  each of the representations and warranties of the Company and our Operating Partnership that is qualified by reference to materiality or material adverse effect shall be true and correct, and each of the other representations and warranties of the Company and our Operating Partnership shall be true and correct in all material respects as of the closing date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time);

  •
  all of the covenants and agreements of the Company and our Operating Partnership required by the Contribution Agreement to have been performed as of the closing date shall have been performed in all material respects as of the closing date;

  •
  there shall not have occurred a material adverse effect with respect to the Company or our Operating Partnership; and

  •
  the Contributors shall have received a certificate, in form and substance reasonably satisfactory to them, executed by the Secretary (or other executive officer) of the Company with respect to the three bullet points above.

Certain Pre-Closing Covenants

        Pursuant to the Contribution Agreement, we, our Operating Partnership and the Contributors have agreed to certain covenants, among others, as described below.

        The Contributors have agreed to furnish the Special Committee, the Company and their representatives with any information and data (including copies of contracts, plans and other books and records) concerning the Business, the Advisor Parties and operations of the Business and the Advisor Parties as the Special Committee, we or any of our representatives reasonably may request.

        Prior to the closing date, Pine River will use commercially reasonable efforts to encourage the Business Employees (as defined in the Contribution Agreement) to become employees of the Company following the closing. Any contributions which either Advisor Party is required to make to the Plans for periods ending on or before the closing will be made by the Contributors.

        The Company agreed to prepare and file with the SEC this proxy statement to approve the Internalization and to call and hold the Special Meeting.

Management Fees and Expense Reimbursement under Existing Agreements

        The Manager will receive management fees under the existing advisory management agreement and property management acquisition services agreement through September 30, 2014, regardless of when the Internalization closes. The Manager will not receive any additional management fees after September 30, 2014. The Manager will continue to receive expense reimbursement under these management agreements through the closing date and, from September 30, 2014 through the closing, will receive expense reimbursement for the compensation of Silver Bay's Chief Executive Officer and personnel providing data analytics directly supporting the investment function.

Post-Closing Covenants

  Lock-Up of Common Units

        The Contributors have agreed, without the prior written consent of our Operating Partnership, not to offer, sell, contract to sell, pledge or otherwise transfer or dispose of any of the common units issued in connection with the Internalization or securities convertible or exchangeable or exercisable for any of the common units, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common units for a period of 12 months commencing on the closing date, other than transfers by a Contributor to affiliates of such Contributor, successors or any investment fund or other entity controlled or managed by such Contributor so long as the transferee agrees to be bound by such restrictions.

  Covenant Not to Compete

        Pursuant to the Contribution Agreement, each Contributor has agreed that, commencing on the closing date and ending on December 19, 2017, such Contributor shall not, and shall cause its affiliates not to:

  •
  engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit such Contributor's or any such affiliate's name to be used in connection with, any business in the United States which is engaged, either directly or indirectly, in the business of acquiring, owning, operating and leasing single-family residential properties (the "Restricted Business");

  •
  directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or our Operating Partnership or any of their subsidiaries for purposes of diverting their business or services from the Company or our Operating Partnership or any of their subsidiaries; and

  •
  solicit the employment or engagement of services of any person who is or was employed as an employee, contractor or consultant by the Company or our Operating Partnership or any of their subsidiaries during such period on a full- or part-time basis.

        However, nothing in the Contribution Agreement prevents or restricts a Contributor or any of its affiliates from any of the following:

  •
  owning equity interests, indebtedness or other securities in a company that is engaged in a Restricted Business if the Contributor is not otherwise associated with the management of such company, including serving on the board of directors or other similar governing positions;

  •
  owning, operating or leasing, directly or indirectly, fewer than 100 single-family residential properties;

  •
  owning, operating or leasing, directly or indirectly, single-family residential properties acquired as a result of loss mitigation, foreclosure or similar activities in connection with or incidental to investments in mortgage loans, mortgage servicing rights, mortgage-backed securities or other mortgage-related assets; or

  •
  the acquisition and operation of any business engaged in a Restricted Business so long as (x) the revenues from such Restricted Business constitute less than 25% of the total revenues of such acquired business and (y) the Contributor or its affiliate divests such Restricted Business within 12 months of the closing of the acquisition.

  Taxes

        We and the Contributors have agreed to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any tax return and any audit or other proceeding with respect to taxes.

Representations and Warranties

  Representations and Warranties of the Contributors

        The Contribution Agreement includes various representations and warranties of the Contributors, severally and not jointly, as to, among other things (as applicable):

  •
  the authorization, execution and delivery of the Contribution Agreement by each Contributor and the enforceability of the Contribution Agreement against each Contributor, subject to certain exceptions;

  •
  the absence of any legal proceeding or any threatened material legal proceeding, except as provided in the Contribution Agreement, against any Contributor or Advisor Party related to the Business;

  •
  the due organization or formation of each Contributor and each Advisor Party and the qualification to do business of each Contributor and each Advisor Party in each of the states in which each is required to be qualified to do business;

  •
  the power and authority of each Contributor and each Advisor Party to conduct its business and to enter into and perform the Contribution Agreement and related transaction documents to which it is a party and perform the transactions contemplated thereby;

  •
  the absence of any breach, violation of or default under any judgment, order, law, regulation or permit of any governmental authority; the absence of any breach of any organizational documents of any Advisor Party; or the absence of any default, cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which any Advisor Party is a party or its properties are bound (or right to declare such cancellation, termination, acceleration, breach or violation), in each case as a result of the execution, delivery or performance of the Contribution Agreement by each Contributor or any action or omission by any Contributor required by the Contribution Agreement (except to the extent that such breach, violation, default, cancellation, termination, acceleration or right thereto (other than a breach or violation of any organizational documents would not reasonably be expected to result in a material adverse effect on the Business);

  •
  the ownership of all membership interests in the Manager by each Contributor and the Manager's ownership of all stock in the Property Manager, and the absence of any agreements or instruments giving any person the right to acquire any equity interests in either Advisor Party;

  •
  the absence of any notice given by any Advisor Party or the receipt of any notice by any Advisor Party as to any uncured material default with respect to any contract;

  •
  the absence of a material default under or violation of laws by any Advisor Party, since January 1, 2012, relating to or arising out of the Business, employees, contracts, or the assets or intellectual property to be transferred to the Company or our Operating Partnership in the Internalization;

  •
  the absence of fees or commissions payable to brokers or finders in connection with the Internalization;

  •
  the treatment of the Manager as a partnership for U.S. federal income tax purposes; the timely filing of all material federal, state, local and foreign tax returns and reports and the accuracy thereof in all material respects; the absence of any liens for taxes upon any assets or equity interests of either Advisor Party; and the absence of any pending or written threats with respect to audits, assessments or other actions with respect to taxes of either Advisor Party or any matters under discussion with any tax authority with respect to taxes that are likely to result in an additional liability for taxes; and

  •
  the good, valid and marketable title to all assets of the Advisor Parties.

  Our Representations and Warranties

        The Contribution Agreement also includes various customary representations and warranties of us as to, among other things:

  •
  the authorization, execution and delivery of the Contribution Agreement by us and our Operating Partnership and the enforceability of the Contribution Agreement against us and our Operating Partnership, subject to certain exceptions;

  •
  the due organization or formation of us and our Operating Partnership and the qualification to do business of us and our Operating Partnership in each of the states in which we or our Operating Partnership is required to be qualified to do business;

  •
  the power and authority of us and our Operating Partnership to conduct business and to enter into and perform the Contribution Agreement and related transaction documents and perform the transactions contemplated thereby;

  •
  the absence of any breach, violation of or default under any judgment, order, law, regulation or permit of any governmental authority; the absence of any breach of any organizational documents of us or our Operating Partnership; or the absence of any default, cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which we or our Operating Partnership is a party or by which our or our Operating Partnership's properties are bound (or right to declare such cancellation, termination, acceleration, breach or violation), in each case as a result of the execution, delivery or performance of the Contribution Agreement by us or our Operating Partnership or any action or omission by us or our Operating Partnership required by the Contribution Agreement (except to the extent that such breach, violation, default, cancellation, termination, acceleration or right thereto would not reasonably be expected to result in a material adverse effect on us or our Operating Partnership);

  •
  our authorized capital and the due authorization and valid issuance of the common units to be issued in the Internalization and upon issuance, the due authorization and valid issuance of our common stock for which the common units are redeemable;

  •
  the absence of fees or commissions payable to brokers or finders in connection with the Internalization; and

  •
  the acquisition by the Contributors of the common units free and clear of all encumbrances, other than those imposed by law or resulting from action by either Contributor.

The representations and warranties of the Contributors, us and our Operating Partnership generally survive until the date that is 24 months after the closing date, with the exception of certain representations and warranties, including those relating to the authorization and approval of the Contribution Agreement and related documents; due organization or formation; qualification to do business and authority and power to conduct business and to enter into and perform the Contribution Agreement and related documents; ownership of the equity interests in the Manager and the Property Manager; fees payable to brokers and finders; tax matters; the capitalization of the Company; and title to the common units and the valid issuance of the common units and our common stock for which the common units are redeemable, each of which will survive until the later of 24 months after the closing date or 30 days after the expiration of the applicable statute of limitations.

Indemnification

  Contributor Indemnification of the Company

        Subject to the qualifications and limitations described below, each Contributor shall, severally and not jointly and pro rata in accordance with the percentage of membership interests owned by such Contributor as of the closing date, indemnify and hold harmless the Company and our Operating Partnership and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified person (collectively, the "Company Indemnified Parties") from and against any and all losses that may be asserted against, or paid, suffered or incurred by any Company Indemnified Party to the extent arising out of, resulting from, based upon or relating to:

  •
  any breach, as of the effective date of the Contribution Agreement or the closing date, of any representation or warranty made by the Contributors in the Contribution Agreement or in any of the transaction documents;

  •
  any failure by the Contributors duly and timely to perform or fulfill any of their covenants or agreements required to be performed by them under the Contribution Agreement or any of the transaction documents;

  •
  any act, omission or state of affairs for which either Advisor Party would be required to provide indemnity to the Company or our Operating Partnership under the advisory management agreements or under the Company's declaration of trust in effect on the date of the Contribution Agreement, to the extent such act, omission or state of affairs preceded the closing; and

  •
  any taxes payable in respect of any pre-closing tax period.

  Limitations to Contributor Indemnification of the Company and our Operating Partnership

        No amounts of indemnity will be payable by the Contributors with respect to any claim relating to a breach or alleged breach of a representation or warranty unless and until the Company Indemnified Parties have paid, suffered or incurred losses with respect to such breaches in excess of $180,000 in the aggregate, in which case the Company Indemnified Parties may bring a claim for all losses in excess of such amount; provided, no such threshold exists with respect to fraud and certain specified representations. The maximum aggregate liability of Contributors under their indemnity obligations with respect to breaches of representations and warranties shall not exceed $5,000,000.

  Company Indemnification of Contributors

        Subject to the qualifications and limitations described below, the Company shall indemnify and hold harmless the Contributors and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified person ("Contributor Indemnified Parties") from and against any and all losses that may be asserted against, or paid, suffered or incurred by any Contributor Indemnified Party to the extent arising out of, resulting from, based upon or relating to:

  •
  any breach, as of the effective date of the Contribution Agreement or the closing date, of any representation or warranty made by the Company or our Operating Partnership in the Contribution Agreement or in any of the transaction documents; and

  •
  any failure by the Company or our Operating Partnership duly and timely to perform or fulfill any of their covenants or agreements required to be performed by them under the Contribution Agreement or any of the transaction documents.

  Limitations to Company Indemnification of the Contributors

        No amounts of indemnity will be payable by the Company with respect to any claim relating to a breach or alleged breach of a representation or warranty unless and until the Contributor Indemnified Parties have paid, suffered, incurred, sustained or become subject to losses with respect to such breaches in excess of $180,000 in the aggregate, in which case the Contributor Indemnified Parties may bring a claim for all losses in excess of such amount; provided, no such threshold exists with respect to fraud or certain specified representations. The maximum aggregate liability of Contributors under their indemnity obligations with respect to breaches of representations and warranties shall not exceed $5,000,000.

Amendment; Waiver; Assignment; Termination

  Amendments and Waivers

        The Contribution Agreement may be amended, terminated or modified only by a written instrument duly executed by or on behalf of each party to the Contribution Agreement. In addition, any term or condition of the Contribution Agreement may be waived at any time by the party that is entitled to the benefit thereof.

  Assignment

        The covenants, agreements, rights and options contained in the Contribution Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties to the Contribution Agreement and all persons or entities claiming by, through or under any of them.

  Termination

        The Contribution Agreement may be terminated, and the Internalization contemplated thereby may be abandoned at any time prior to the closing by:

  •
  the mutual written agreement of us, our Operating Partnership and the Contributors before or after approval of the Internalization by our stockholders;

  •
  either the Company or a Contributor if any court of competent jurisdiction or other competent governmental authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by the Contribution Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

  •
  either the Company or a Contributor, in the event (i) of a material breach of the Contribution Agreement by the non-terminating party if such non-terminating party fails to cure such breach within 30 days following written notification thereof by the terminating party or (ii) the satisfaction of any condition to the terminating party's obligations under the Contribution Agreement becomes impossible, but only if the failure of such condition to be satisfied is not caused by a breach of the Contribution Agreement by the terminating party or its affiliates; and

  •
  either us or a Contributor if approval of the Internalization by our stockholders is not obtained on or before December 31, 2014.

        The termination of the Contribution Agreement in accordance with its terms will relieve the parties to the Contribution Agreement or their respective affiliates, directors, managers, officers, stockholders or members of any liability or further obligation.

Expenses

        Except as otherwise expressly provided in the Contribution Agreement, whether or not the transactions contemplated by the Contribution Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of the Contribution Agreement and the related transaction documents and the transactions contemplated thereby.

Redemption, Exchange and Registration Rights

        In connection with the Internalization, our Operating Partnership will issue an aggregate of 2,231,511 common units to the Contributors. The holders of these common units will have the right to require our Operating Partnership to redeem all of their common units for cash, or, at the election of our Operating Partnership, the common units may be redeemed for shares of our common stock on a one-for-one basis. The price at which our Operating Partnership must redeem common units is based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. If our Operating Partnership elects to cause us to issue new shares of our common stock in redemption of the common units, the issuance would be subject to the ownership limits in our charter, subject to an exemption for the Advisor Parties approved by the Company's Board pursuant to the Contribution Agreement.

        We have also agreed to file a registration statement to register the issuance or resale of any shares of our common stock that are issued upon redemption of common units effective not later than 12 months following the completion of the Internalization. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock under the Securities Act to holders of common units upon redemption.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        Our common stock is listed on the NYSE under the symbol "SBY." The following table sets forth, as of August 4, 2014, certain information regarding the ownership of our common stock by:

  •
  each of our directors;

  •
  each of our executive officers;

  •
  each holder of 5% or more of our common stock; and

  •
  all of our directors and executive officers as a group.

        In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns beneficially or of record;

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the investor has the right to acquire within 60 days.

        Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 3300 Fernbrook Lane North, Suite 210, Plymouth, Minnesota 55447.

Name	Number of Shares Beneficially Owned, Nature of Beneficial Ownership	Percentage of Common Stock Beneficially Owned(1)
Brian C. Taylor	40,449	*
Irvin R. Kessler(2)	2,210,363	5.7%
Thomas W. Brock(3)	15,316	*
Daryl J. Carter(3)	5,774	*
Tanuja M. Dehne(3)	10,066	*
Stephen G. Kasnet(3)	13,153	*
Thomas Siering(4)	30,000	*
Ronald N. Weiser(3)	20,066	*
David N. Miller	43,940	*
Christine Battist(4)	18,218	*
Lawrence B. Shapiro(5)	23,531	*
All directors and executive officers as a group (12 persons)	2,440,590	6.3%
BlackRock, Inc.(6).	2,793,044	7.3%
EJF Capital LLC(7)	2,657,930	6.9%
The Vanguard Group(8)	4,614,444	12.0%
Vanguard Specialized Funds—Vanguard REIT Index Fund(9)	2,526,476	6.6%

*
Represents less than 1% of the common stock outstanding.

(1)
Based on 38,473,376 shares of common stock outstanding as of August 4, 2014.

(2)
Consists of 1,778,568 shares held by Provident Premier Master Fund Ltd., 462,604 shares held by the Kessler Family Limited Partnership, and 297 shares held by Walleye Trading LLC. Mr. Kessler is the Managing Member of Provident and has sole voting and dispositive power over the shares held by Provident Premier Master Fund Ltd., the

  Kessler Family Limited Partnership, and Walleye Trading LLC. Mr. Kessler disclaims beneficial ownership with respect to the shares held by Provident Premier Master Fund Ltd., the Kessler Family Limited Partnership, and Walleye Trading LLC except to the extent of his pecuniary interest therein. Includes 1,778,568 shares held in a margin account.

(3)
Includes 3,199 shares of restricted stock granted on May 2, 2014 to each independent director. These shares will vest upon the earlier to occur of the first anniversary of the date of grant and before the next annual meeting of our stockholders, subject to continued service to the Company.

(4)
Includes 14,979 shares of restricted stock that remain subject to vesting restrictions.

(5)
Includes 17,477 shares of restricted stock that remain subject to vesting restrictions. Includes 4,054 shares held in a margin account.

(6)
The business address for each of the reporting persons is 40 East 52nd Street, New York, NY 10022. All information about BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 30, 2014.

(7)
Represents (a) 2,101,583 shares of common stock held for the account of EJF Debt Opportunities Master Fund, L.P., for which EJF Debt Opportunities GP, LLC may be deemed to share beneficial ownership as the general partner and investment manager, (b) 468,345 shares held for the account of EJF Debt Opportunities Master Fund II, LP for which EJF Debt Opportunities II GP, LLC may be deemed to share beneficial ownership as the general partner and investment manager, and (c) 40,000 shares held for the account of EJF Income Fund, LP for which EJF Income GP, LLC may be deemed to share beneficial ownership as the general partner and investment manager. EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC and EJF Income GP, LLC, and may be deemed to share beneficial ownership of the shares of common stock of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of various other managed accounts and may be deemed to share beneficial ownership of the 48,002 shares of common stock of which the various other managed accounts are the record owners. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of common stock over which EJF Capital LLC may share beneficial ownership. The business address for each of the reporting persons is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201. The foregoing information is based on a Schedule 13G/A filed with the SEC on February 13, 2014.

(8)
The business address for the reporting persons is 100 Vanguard Blvd., Malvern, PA 19355. All information about The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 11, 2014.

(9)
The business address for the reporting persons is 100 Vanguard Blvd., Malvern, PA 19355. All information about Vanguard Specialized Funds—Vanguard REIT Index Fund is based on a Schedule 13G filed with the SEC on February 4, 2014.

 PROPOSAL 2:

APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE INTERNALIZATION

 General

        The Company's Special Meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the Internalization.

        If, at the Company's Special Meeting, the number of shares of common stock present or represented and voting in favor of the proposal to approve the Internalization is insufficient to approve such proposal, the Company intends to move to adjourn the Special Meeting in order to enable the Company's Board to solicit additional proxies for approval of the Internalization. In addition, as permitted by the Maryland General Corporation Law, prior to the Special Meeting being convened, the meeting may be postponed by the Company's Board to a date not more than 120 days after the record date for the Special Meeting. Moreover, pursuant to the Company's bylaws, the chairman of the Special Meeting may adjourn the meeting without any action by the stockholders and without regard to whether a quorum is present. We are asking our stockholders to approve this adjournment if necessary or appropriate.

Votes Required

        Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast on such proposal.

Recommendation of our Board

        Our Board unanimously recommends that stockholders vote "FOR" Proposal No. 2.

 OTHER MATTERS

        Our Board does not know of any other matters to be presented for action at the Special Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Special Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

OTHER INFORMATION

Stockholder Proposals and Director Nominations for 2015 Annual Meeting

        Our 2015 Annual Meeting of Stockholders is expected to be held in the third week of May 2015. If a stockholder intends to submit a proposal for inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the stockholder proposal must be received by the Secretary of Silver Bay Realty Trust Corp., 3300 Fernbrook Lane North, Suite 210, Plymouth, Minnesota 55447, on or before December 10, 2014. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be included in our proxy statement and proxy card relating to such meeting. Such proposals should be submitted by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC in effect at that time.

        Stockholders may (outside of Rule 14a-8) nominate candidates for election to the Board of Directors or propose business for consideration at our 2015 Annual Meeting of Stockholders under Maryland law and our Bylaws. Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who was a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our Bylaws. Under our Bylaws, notice of such a nomination or proposal of other business must generally be provided to the Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. In addition, any such nomination or proposal must include the information required by our Bylaws. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2015 Annual Meeting of Stockholders must notify us in writing of such proposal by December 10, 2014, but in no event earlier than November 10, 2014.

        The Board of Directors does not intend to bring other matters before the Annual Meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote on such matters in their discretion.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information we incorporate by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed to be furnished and not filed with the SEC) after the date of this proxy statement. The documents we incorporate by reference are (file no. 001-32886):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 6, 2014;

  •
  our Current Reports on Form 8-K filed with the SEC on January 21, 2014, May 27, 2014, August 4, 2014 and August 7, 2014; and

  •
  our Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2014 and August 7, 2014.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this proxy statement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this proxy statement incorporates. You may request copies by emailing us at investors@silverbaymgmt.com, by telephoning us at (952) 358-4400 or by writing to us at the following address:

Silver Bay Realty Trust Corp.
Attn: Secretary
3300 Fernbrook Lane North, Suite 210
Plymouth, Minnesota 55447

        Any statement contained in a document incorporated or considered to be incorporated by reference in this proxy statement shall be considered to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this proxy statement.

Annex A

CONTRIBUTION AGREEMENT

DATED AS OF AUGUST 3, 2014

BY AND AMONG

SILVER BAY REALTY TRUST CORP.,
a Maryland corporation

SILVER BAY OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership

PINE RIVER DOMESTIC MANAGEMENT L.P.,
a Delaware limited partnership

PROVIDENT REAL ESTATE ADVISORS LLC,
a Minnesota limited liability company

AND

PRCM REAL ESTATE ADVISERS LLC,
a Delaware limited liability company

i

		Page
ARTICLE VII	GENERAL PROVISIONS	24
Section 7.01	NOTICES	24
Section 7.02	ENTIRE AGREEMENT; AMENDMENTS	25
Section 7.03	SUCCESSORS AND ASSIGNS	25
Section 7.04	FURTHER DOCUMENTS	25
Section 7.05	GOVERNING LAW	26
Section 7.06	DISPUTE RESOLUTION	26
Section 7.07	COUNTERPARTS	27
Section 7.08	CONSTRUCTION OF AGREEMENT	27
Section 7.09	NO WAIVER	27
Section 7.10	SEVERABILITY	27
Section 7.11	HEADINGS	27
Section 7.12	INTERPRETATION	27
Section 7.13	SCHEDULES	27
Exhibit A	Defined Terms
Exhibit B	License Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Assignment
Schedule 2.02(d)	Trial Closing Net Worth Calculation
Schedule 3.01(b)	Legal Proceedings
Schedule 3.01(j)	Contracts
Schedule 3.01(u)	Business Employees
Schedule 3.01(x)	Insurance
Schedule IP	Intellectual Property

ii

CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT (this "Agreement") is executed as of August 3, 2014 (the "Effective Date") by and among Pine River Domestic Management L.P., a Delaware limited partnership ("PRDM"), Provident Real Estate Advisors LLC, a Minnesota limited liability company ("Provident" and, together with PRDM, "Contributors"), PRCM Real Estate Advisers LLC, a Delaware limited liability company (the "Manager"), Silver Bay Realty Trust Corp., a Maryland corporation (the "Company"), and Silver Bay Operating Partnership L.P., a Delaware limited partnership owned by Silver Bay Management LLC, a Delaware limited liability company, as the sole general partner, and by the Company as the sole limited partner (the "OP"). Capitalized terms used but not defined herein shall have the meanings set forth on Exhibit A.

RECITALS

        WHEREAS, Contributors currently own all of the membership interests in the Manager, the OP's external manager and advisor (the "Membership Interests");

        WHEREAS, the Manager owns all of the Equity Interests in Silver Bay Property Corp, a Delaware corporation, the OP's property manager ("Property Manager" and, together with the Manager, the "Advisor Parties");

        WHEREAS, the Advisor Parties were created solely for the purpose of providing management services to the Company, its predecessor and entities managed by Provident;

        WHEREAS, in connection with the Company's initial public offering, (i) the Company, the OP, Pine River Capital Management L.P., a Delaware limited partnership ("PRCM"), and the Manager entered into a Management Agreement dated as of December 19, 2012 (the "Advisory Management Agreement"), (ii) the OP and the Property Manager entered into a Property Management and Acquisition Services Agreement dated as of December 19, 2012 (the "Property Management Agreement" and, together with the Advisory Management Agreement, the "Management Agreements"), (iii) the Manager and PRDM entered into a Shared Services and Facilities Agreement dated as of December 19, 2012 (the "Shared Facilities Agreement"), and (iv) the Manager, PRCM and CLA Founders LLC entered into a Sub-Management Agreement dated as of December 19, 2012 (the "Sub-Management Agreement");

        WHEREAS, effective as of the Closing, (i) Contributors will contribute and assign to the OP all of their right, title and interest in and to the Membership Interests, all as more particularly set forth herein, (ii) the Company shall license to PRDM on a non-exclusive, worldwide, fully paid up, royalty-free, non-sub-licensable, non-transferable basis rights to use that certain asset valuation model currently used by the Company, as well as license to PRDM certain other intellectual property rights, substantially in the form of Exhibit B (the "License Agreement"), (iii) the Company and PRDM shall enter into an agreement substantially in the form of Exhibit C whereby PRDM will provide certain services to the Company in support of the Company's post-Closing operations (the "Transition Services Agreement"), and (iv) the OP will issue to Contributors the common units of limited partnership of the OP ("OP Units"), all as more particularly set forth herein;

        WHEREAS, in connection with the issuance by the OP to Contributors of the OP Units, the Company and Contributors will enter into a Registration Rights Agreement, effective as of the Closing, substantially in the form of Exhibit D (the "Registration Rights Agreement"); and

        WHEREAS, a special committee of independent members of the Company's Board of Directors (the "Special Committee") and the Company's Board of Directors have reviewed and evaluated the Transactions and determined that the Transactions, and the entering into by the Company of this Agreement, are in the best interest of the Company and its stockholders.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
CONTRIBUTION

        Section 1.01    CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION.

        Consideration.    At the Closing, Contributors shall contribute to the OP all of their right, title and interest in and to the Membership Interests. In exchange for Contributors' contributions of the Membership Interests, the OP shall issue to PRDM 1,487,674 and Provident 743,837 OP Units.

          (a)    Adjustments.    If, between the date of this Agreement and the Closing Date, the outstanding shares of Common Stock or OP Units shall have been changed into a different number of shares or a different class as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the OP Units to be delivered pursuant to Section 1.01(a), as applicable.

          (b)    Assumption of Advisory Management Agreement Obligations.    Upon the Closing, all of the obligations of the Company under the Advisory Management Agreement shall be assumed by the OP, and the Company shall thereafter not have any obligations to the Manager or any other party under the Advisory Management Agreement.

          (c)    Intended Tax Treatment.    The Company, the OP, the Manager and Contributors intend that the transactions undertaken pursuant to this Agreement will be treated in the following manner for all U.S. federal, state and local income Tax purposes: (i) as a continuation of the Manager, (ii) as a contribution by the Company of all the assets, subject to all of the liabilities and obligations (including all of the OP's obligations under the Advisory Management Agreement), of the OP to the Manager, which assumes the obligations of the Company under the Advisory Management Agreement, in exchange for newly issued equity interests in the Manager governed by Section 721(a) of the Code, and (iii) as a non-taxable recapitalization of the Manager in respect of the Membership Interests of the Contributors such that those Membership Interests will have the terms and conditions of the OP Units. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the Company, the OP, the Manager and Contributors shall file all U.S. federal, state and local Tax Returns in a manner consistent with such income Tax treatment and shall take no position inconsistent with such treatment.

ARTICLE II
CLOSING

        Section 2.01    CLOSING AND PLACE.     The closing of the transactions contemplated hereby (the "Closing") will take place on that date which is one (1) business day after the satisfaction or waiver of the conditions precedent set forth in Section 2.02 (the "Closing Date"), at the principal offices of the Company located at 601 Carlson Parkway, Suite 250, Minnetonka, Minnesota 55305, or at such other time and location as may be mutually agreed by the parties hereto.

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        Section 2.02    CONDITIONS PRECEDENT; COSTS; NET WORTH ADJUSTMENT.

          (a)    Closing Actions and Documents.    At the Closing, the following events shall occur and the following closing documents shall be delivered by and to the parties specified below:

                i.  an Assignment and Acceptance Agreement that assigns the Membership Interests to the OP substantially in the form of Exhibit E (the "Assignment") shall be executed and delivered by each Contributor and the OP;

               ii.  the Registration Rights Agreement shall be executed and delivered by each Contributor and the Company;

              iii.  the License Agreement shall be executed and delivered by the Company and PRDM;

              iv.  the Shared Facilities Agreement shall be terminated by the parties thereto;

               v.  the Sub-Management Agreement shall be terminated by the parties thereto;

              vi.  the Transition Services Agreement shall be executed and delivered by the Company and PRDM;

             vii.  one of the persons currently serving on the Board of Directors of the Company and affiliated with PRDM shall resign; and

            viii.  such other documents or items as may be reasonably required to effect the consummation of the transactions contemplated by this Agreement.

          (b)    Closing Conditions.    The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions that run in the favor of such party:

                i.  For the benefit of Contributors, (A) each of the representations and warranties of the Company and the OP set forth herein that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties of the Company and the OP set forth herein shall be true and correct in all material respects as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time), and (B) all of the covenants and agreements of the Company and the OP set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;

               ii.  For the benefit of the Company and the OP, (A) each of the representations and warranties of Contributors set forth herein that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties of Contributors set forth herein shall be true and correct in all material respects as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time), and (B) all of the covenants and agreements of Contributors set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;

              iii.  For the benefit of Contributors, there shall not have occurred a Material Adverse Effect with respect to the Company or the OP;

              iv.  For the benefit of the Company and the OP, there shall not have occurred a Material Adverse Effect with respect to either Advisor Party;

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               v.  For the benefit of Contributors, Contributors shall have received a certificate, in form and substance reasonably satisfactory to Contributors, executed by the Secretary (or other executive officer) of the Company, in form and substance reasonably satisfactory to Contributors, to the effect of clauses (i) and (iii) above.

              vi.  For the benefit of the Company and the OP, the Company shall have received a certificate, in form and substance reasonably satisfactory to the Company, executed by the Secretary, member (or other executive officer) or General Partner of each Contributor, in form and substance reasonably satisfactory to the Company, to the effect of clauses (ii) and (iv) above;

             vii.  For the benefit of the Company, the OP and Contributors, the Company Stockholder Approval shall have been obtained;

            viii.  For the benefit of the Company, the OP and Contributors, (A) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the Transactions; (B) no action, suit or proceeding shall be pending before any Governmental Authority which is reasonably likely to result in an injunction, judgment, order, decree or ruling that would prevent the consummation of the Transactions; and (C) any necessary consents and approvals of any Governmental Authority required for the consummation of the Transactions shall have been obtained;

              ix.  For the benefit of the Company and the OP, the execution and delivery of the documents required to be executed and delivered by Contributors pursuant to Section 2.02(a);

               x.  For the benefit of Contributors, the execution and delivery of the documents required to be executed and delivered by the Company and/or the OP pursuant to Section 2.02(a);

              xi.  For the benefit of the Company, the OP and Contributors, the termination of the agreements to be terminated pursuant to Section 2.02(a);

             xii.  For the benefit of the Company and the OP, the Company shall have received a certificate executed by the Secretary, member (or other executive officer) or General Partner of each Contributor, in form and substance reasonably satisfactory to the Company, certifying as of the Closing Date (A) all member, partner or other applicable resolutions, fully and properly executed, evidencing such Contributor's authorization to execute, deliver and perform the Transaction Documents to which such Contributor is a party and (B) a true and complete copy of the certificate of formation and operating agreement or certificate of limited partnership and partnership agreement, as applicable, of such Contributor, and any amendments; and

            xiii.  For the benefit of Contributors, Contributors shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company, in form and substance reasonably satisfactory to Contributors, certifying as of the Closing Date (A) all stockholder, partner or other applicable resolutions, fully and properly executed, evidencing the Company's and the OP's authorization to execute, deliver and perform the Transaction Documents to which the Company or the OP is a party and (B) a true and complete copy of the articles of incorporation and bylaws or certificate of limited partnership and partnership agreement, as applicable, of the Company and the OP, and any amendments.

          (c)    Costs.    Contributors shall directly pay for all out of pocket costs incurred by Contributors or the Advisor Parties in connection with the Transactions, including any legal fees incurred by either Contributor for itself or on behalf of Advisor Parties in connection with such

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  transfer (with Contributors allocating such payment obligation two-thirds to PRDM and one-third to Provident). The Company shall directly pay for all costs of the Company and the Special Committee incurred in connection with the Transactions, including any fees of its legal, financial and accounting advisors. The provisions of this Section 2.02(c) shall survive the Closing.

          (d)    Net Worth Adjustment.

                i.  The Manager will prepare and deliver at the Closing to the Company (A) an unaudited consolidated balance sheet for the Advisor Parties as of the most recent date such a balance sheet is prepared in the ordinary course of business, and (B) a calculation as of such date of (I) the consolidated assets of the Advisor Parties calculated in accordance with GAAP and the Trial Closing Net Worth Calculation as of June 30, 2014 in the form attached hereto as Schedule 2.02(d) (the "Closing Net Worth Accounting Principles") minus (II) the consolidated liabilities of the Advisor Parties, excluding any liabilities for accrued bonus compensation payable to the Chief Executive Officer and personnel providing data analytics directly supporting the investment function of the Company calculated in accordance with the Closing Net Worth Accounting Principles (the "Estimated Manager Closing Net Worth").

               ii.  At the Closing, if the Estimated Manager Closing Net Worth is a positive figure, then the Company will pay cash to Contributors in the amount of the Estimated Manager Closing Net Worth (allocated two-thirds to PRDM and one-third to Provident), and if the Estimated Manager Closing Net Worth is a negative figure then Contributors will pay cash to the Company in the amount of the Estimated Manager Closing Net Worth (with Contributors allocating such payment obligation two-thirds to PRDM and one-third to Provident).

              iii.  As promptly as practicable following the Closing Date, but in no event more than sixty (60) days following the Closing Date, the Company will prepare and deliver to Contributors the following: (i) a balance sheet of the Advisor Parties as of the Closing (the "Closing Date Balance Sheet") that shall be prepared in accordance with GAAP (subject to the adjustments set forth therein), and (ii) a calculation of (A) the consolidated assets of the Advisor Parties as of the Closing calculated in accordance with the Closing Net Worth Accounting Principles minus (B) the consolidated liabilities of the Advisor Parties as of the Closing calculated in accordance with the Closing Net Worth Accounting Principles, but excluding any liabilities for accrued bonus compensation payable to the Chief Executive Officer and personnel providing data analytics directly supporting the investment function of the Company (the "Final Manager Closing Net Worth") (such information, collectively with the Closing Date Balance Sheet, the "Closing Date Financial Information"). Contributors shall have twenty (20) days to review the Closing Date Financial Information (the "Review Period") and to either confirm the Closing Date Financial Information or notify the Company of any proposed adjustments or objections to the Closing Date Financial Information.

              iv.  Contributors and the Company shall endeavor in good faith to resolve by mutual agreement all adjustments or objections proposed by Contributors to the Closing Date Financial Information. If Contributors and the Company are unable to resolve any matter with respect to the Closing Date Financial Information within thirty (30) days after the Review Period, the Company and Contributors shall retain a nationally recognized independent accounting firm acceptable to Contributors and the Company (the "Reviewing Accountant") to resolve any disputed matters as promptly as practicable. The Reviewing Accountant shall (i) address only those disputed matters submitted to the Reviewing Accountant for resolution, (ii) make its determination in writing and in accordance with the Closing Net Worth Accounting Principles and (iii) not assign a value greater than the greatest value for any such item claimed by the Company or Contributors, or smaller than the smallest value for any such item claimed by the Company or Contributors. The parties shall cooperate in good faith with

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    each other and the Reviewing Accountant in connection with the matters set forth in this Section 2.02(d), including by furnishing such information as may be reasonably requested. The determination of the Reviewing Accountant shall be final and binding with respect to any disputed matters, and not subject to collateral attack for any reason absent manifest error or fraud. Contributors shall pay a portion of the fees and expenses of the Reviewing Accountant equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Reviewing Accountant that are resolved in favor of the Company (that being the difference between the Reviewing Accountant's determination and Contributors' determination) and the denominator of which is the total amount of disputed amounts submitted to the Reviewing Accountant (that being the sum total by which the Company's determination and Contributors' determination differ from the determination of the Reviewing Accountant). The Company shall pay that portion of the fees and expenses of the Reviewing Accountant that the Contributors are not required to pay hereunder.

               v.  Promptly upon the final resolution of the matters set forth in this Section 2.02(d), the Company and Contributors shall reconcile the Estimated Manager Closing Net Worth and the Final Manager Closing Net Worth, and (A) if the Estimated Manager Closing Net Worth is greater than the Final Manager Closing Net Worth then Contributors shall pay such difference in cash to the OP (with Contributors allocating such payment obligation two-thirds to PRDM and one-third to Provident), and (B) if the Estimated Manager Closing Net Worth is less than the Final Manager Closing Net Worth then the OP shall pay such difference in cash to Contributors, allocated two-thirds to PRDM and one-third to Provident.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        Section 3.01    REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS.     Each Contributor, severally and not jointly, hereby represents and warrants to the Company and the OP (as applicable) as follows as of the Effective Date and as of the Closing Date, which representations and warranties shall survive the Closing:

          (a)    Due Authorization; Approvals.    This Agreement has been duly authorized, executed and delivered by such Contributor and constitutes the legal, valid and binding agreement of such Contributor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors' rights and to general principles of equity (the "Enforceability Exceptions"). The execution and delivery of this Agreement and the Transaction Documents to which such Contributor is a party and the performance by the Advisor Parties of the Transactions have been approved, to the extent applicable, by the stockholders, partners or members of the Advisor Parties and no other corporate or other proceedings on the part of any Advisor Party is necessary to authorize the execution and delivery by the Advisor Parties of this Agreement or the Transactions Documents to which any Advisor Party is a party or the performance by such Advisor Party of the Transactions. Upon their execution, the Transaction Documents to which any Advisor Party is a party will be duly executed and delivered by the Advisor Parties and will constitute valid and binding obligations of the applicable Advisor Parties, enforceable against the applicable Advisor Parties in accordance with their respective terms, subject to the Enforceability Exceptions.

          (b)    Litigation and Default.    (i) Neither such Contributor or any Advisor Party has been served with notice of any legal proceeding against any Advisor Party or such Contributor related to the Business, except as set forth on Schedule 3.01(b), (ii) to such Contributor's Knowledge, no material legal proceeding has been threatened against any Advisor Party or such Contributor related to the Business, nor, to such Contributor's Knowledge, is there any claim or grounds for any claim that might result in any legal proceeding against any Advisor Party or such Contributor

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  related to the Business, (iii) neither Advisor Party is in material breach of any provisions of any Legal Requirement and (iv) to such Contributor's Knowledge, no event has occurred that, with due notice or lapse of time or both, would constitute a material breach of any Legal Requirement on the part of any Advisor Party. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements against the Advisor Parties that (i) prohibit or restrict the consummation of the Transactions; or (ii) has, or would reasonably be expected to have, a Material Adverse Effect on the Business or either Advisor Party.

          (c)    Organization and Qualification of PRDM.    PRDM (i) is a duly formed limited partnership validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the requisite limited partnership power and authority to (A) carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect, and (B) execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by PRDM pursuant to this Agreement. PRDM is not in default under any provision of its certificate of limited partnership, partnership agreement or other organizational document.

          (d)    Organization and Qualification of Provident.    Provident (i) is a duly formed limited liability company validly existing and in good standing under the laws of the State of Minnesota, and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the requisite limited liability company power and authority to (A) carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect, and (B) execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by Provident pursuant to this Agreement. Provident is not in default under any provision of its certificate of formation, operating agreement or other organizational document.

          (e)    Organization and Qualification of the Manager.    The Manager (i) is a duly formed limited liability company validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the requisite limited liability company power and authority to (A) carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect, and (B) execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the Manager pursuant to this Agreement. The Manager is not in default under any provision of its certificate of formation, operating agreement or other organizational document.

          (f)    Organization and Qualification of the Property Manager.    The Property Manager (i) is a duly formed corporation validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect. The Property Manager is not in default under any provision of its certificate of incorporation, bylaws or other organizational document.

          (g)    No Conflict; Legal Compliance.    (1) Neither the execution, delivery, nor performance of this Agreement by such Contributor, nor any action or omission on the part of such Contributor or any Advisor Party required pursuant hereto, nor the consummation of the Transactions will (i) result in a breach or violation of, or constitute a default under, any Legal Requirement; (ii) result in a breach of any term or provision of the organizational documents of any Advisor Party; or (iii) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which any Advisor Party is a

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  party or by which any of its properties is bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except, in the case of (i) or (iii) as would not reasonably be expected to result in a Material Adverse Effect on the Business; and (2) no Advisor Party is, or will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.

          (h)    Insolvency.    Neither such Contributor nor any Advisor Party has (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

          (i)    Ownership of the Equity Interests.    Contributors own all of the Membership Interests in the Manager. The Manager owns all of the stock in the Property Manager. There are no outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any Equity Interests in either Advisor Party, or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire such Equity Interests. There are no outstanding or authorized share appreciation, phantom share, profit participation, or similar rights for which either Advisor Party has any liability. There are no voting trusts, proxies or other agreements or understandings to which such Contributor or any other Advisor Party is party with respect to the voting of any Equity Interests of either Advisor Party. There are no issued or outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which the members or stockholders of either Advisor Party may vote. Immediately following the Closing, the OP shall own the Membership Interests, comprising 100% of the Equity Interests in the Manager, free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, and encumbrances of any nature whatsoever, other than those imposed by Law or resulting from action by the Company or the OP.

          (j)    Contracts.    The contracts listed on Schedule 3.01(j) constitute all of the material Contracts (and all material amendments or modifications thereto) as of the date hereof. Furthermore, there are no change orders, modifications or amendments to any of the Contracts as of the date hereof which have been agreed to which have not been reduced to writing as of the Effective Date. None of the Advisor Parties is a party to any contract other than the Contracts that are necessary for the operation of the Business.

          (k)    No Defaults Under Contracts; Valid and Binding.    None of the Advisor Parties nor, to the Knowledge of such Contributor, any other party to any Contract, has given or received any notice of any uncured material default with respect to any Contract, and, no event has occurred or, to the Knowledge of such Contributor, is pending or threatened, which through the passage of time or the giving of notice, or both, would constitute a material default under any Contract. The Contracts are valid and binding and in full force and effect.

          (l)    Compliance With Laws.    None of the Advisor Parties has received written notice since January 1, 2012 of any material violation of any Laws relating to or arising out of the Business, the Business Employees, the Transferred Assets, the Transferred Intellectual Property or the Contracts that remains uncured. Each of the Advisor Parties is not, and since January 1, 2012 has not been, in material default under or in material violation of, nor has any Advisor Party been charged with any material violation of, any Law, relating to or arising out of the Business, the Business Employees, the Transferred Assets, the Transferred Intellectual Property or the Contracts. The Business has at all times since January 1, 2012 been operated in all material respects in accordance with applicable Laws and Governmental Licenses.

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          (m)    Brokers, Finders and Advisors.    No Advisor Party has entered into any agreement resulting in, or which will result in, the Company, the OP, or any subsidiary thereof having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.

          (n)    Foreign Asset Control.    None of the Advisor Parties nor any of their Affiliates or constituents is a Person that: (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of the Advisor Parties or any of their Affiliates or constituents engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. The Advisor Parties are in compliance in all material respects with the Patriot Act. The Advisor Parties have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that (A) no Person who owns any direct or indirect interest in any of the Advisor Parties is a Designated Person; and (B) funds invested directly or indirectly in the Advisor Parties are derived from legal sources.

          (o)    Issuance of OP Units.

                i.  Such Contributor understands that the OP Units being issued hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities laws ("Blue Sky Laws"), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such OP Units subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws.

               ii.  The OP Units are being acquired under this Agreement by such Contributor in good faith each solely for its own account, respectively, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and that the OP Units shall not be disposed of by such Contributor in contravention of the Securities Act or any applicable Blue Sky Laws.

              iii.  Such Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the OP Units, and it understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such OP Units).

              iv.  Such Contributor is personally and directly familiar with business that is conducted and is intended to be conducted by the OP and the Company, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from, the general partner of the OP, and the officers and trustees of the Company concerning the business and financial affairs of the OP and the Company, and the terms and conditions of its acquisition of such OP Units, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).

               v.  Such Contributor has had an opportunity, to the full extent it deemed necessary or desirable, to inform its legal and/or financial advisers of the terms, nature and risks of investing in the OP Units at this time, and to consult with them as appropriate about the investment.

              vi.  Such Contributor is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

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          (p)    Tax Matters.

                i.  The Manager is and has been since its formation treated as a partnership for U.S. federal income tax purposes. The Manager has not made an election to be treated as an association taxable as a corporation.

               ii.  The Manager and the Property Manager have timely filed all material federal, state, local and foreign Tax Returns and reports required to be filed by them with a Governmental Authority (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such Tax Returns and reports are accurate and complete in all material respects, and the Advisor Parties have paid (or had paid on their behalf) all material Taxes for periods covered by such Tax Returns, whether or not shown as owing on the Tax Returns that have been filed. All material amounts of Taxes that the Advisor Parties are or were required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor, or other third party have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the either Advisor Party, and waivers of the time to assess any such Taxes are currently in effect.

              iii.  There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets or Equity Interests of either Advisor Party.

              iv.  There are no pending or threatened in writing audits, assessments or other actions with respect to Taxes of either Advisor Party, or any matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to either of them.

  The representations and warranties contained in this Section 3.01(p) are the sole and exclusive representations and warranties made by Contributors relating to Tax matters, including compliance with and liabilities arising under Tax Laws.

          (q)    Financial Statements.    Copies of (i) the consolidated financial statements for the Manager, consisting of a balance sheet as of December 31, 2013 and the related statements of income and retained earnings and members' equity for such year, and (ii) the unaudited consolidated financial statements for the Manager, consisting of a balance sheet as of June 30, 2014 and the related statements of income and retained earnings and members' equity for the period then ended (collectively, the "Financial Statements") have been made available to the Company and the OP. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except in the case of the unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments. The Financial Statements are complete and correct in all material respects and fairly present, in all material respects, the financial position and results of operations of the Advisor Parties as of their respective dates and for the respective periods presented, and are consistent with the books and records of the Advisor Parties (which books and records are complete and correct in all material respects). To the Knowledge of such Contributor, (i) the Business has no significant deficiencies in the design or operation of its internal controls which could have a Material Adverse Effect on the Company's ability to record, process, summarize and report financial data with respect to the Business; and (ii) no Advisor Party has identified any fraud, whether or not material, that involves management or other employees of such Advisor Party who have a significant role in such Advisor Party's internal controls with respect to the Business. Since June 30, 2014, there have been no significant changes in the internal controls of any Advisor Party relating to the Business or in other factors with respect to any Advisor Party's operations that could significantly affect internal controls with respect to an Advisor Party or the Business. The balance sheet for the Manager as of

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  December 31, 2013 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date." The balance sheet for the Manager as of June 30, 2014 is referred to herein as the "Current Balance Sheet."

          (r)    Absence of Certain Changes.    From the Balance Sheet Date until the Effective Date, each Advisor Party has operated in the ordinary course of business in all material respects and there has not been, with respect to any of such entities, any action that would have been prohibited by Section 4.01 had this Agreement been in effect for such period.

          (s)    Title to Assets.    Each Advisor Party has good, valid and marketable title to all Transferred Assets. All such Transferred Assets are free and clear of all Encumbrances other than (i) Encumbrances for or in respect of Taxes or governmental levies not yet due and payable, (ii) the rights of lessors and lessees under leases executed in the ordinary course of business, and (iii) the rights of licensors and licensees under licenses executed in the ordinary course of business. Each of the Transferred Assets is suitable in all material respects for the purpose for which it is intended to be used.

          (t)    Sufficiency of Assets.    Except for the rights and services to be provided under the Transition Services Agreement, immediately following the Closing, the Company will have all of the assets necessary for the Company and the OP to conduct the Business as conducted on the date hereof, and to provide the services provided as of the date hereof by any Advisor Party to the Company and OP in substantially the same manner as such Business is being conducted and such services are being provided as of the date hereof.

          (u)    Employees.

                i.  Schedule 3.01(u) sets forth, as of the date hereof, the name, job title, hire date, cost allocation by work performed for each of the Advisor Parties, and any other material terms of employment of all employees of, or leased employees providing services to, the Advisor Parties and their Affiliates (including the Contributors) who are expected to be employees of, or leased employees providing services to, either Advisor Party immediately after the Closing (each such employee or leased employee, together with any new or replacement employees or leased employees who will be employees of, or leased employees providing services to, either Advisor Party as of the Closing, being referred to herein as a "Business Employee"). To the Knowledge of such Contributor, since January 1, 2012, no Business Employee has threatened or otherwise indicated in writing any intent, and neither any Advisor Party nor any of their Affiliates intends, to cancel or otherwise terminate the employment relationship of any Business Employee (except in connection with any Business Employee becoming an employee of the Company or either Advisor Party);

               ii.  Except as set forth on Schedule 3.01(u), neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due from the Company or either Advisor Party to any Business Employee or any other Person, under any Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Plan operated or maintained by or on behalf of the Company or either Advisor Party; or (iii) result in any acceleration of the time of payment or vesting of any benefits payable by any Advisor Party or the Company to any Business Employee.

          (v)    Loans to Certain Advisor Parties.    There are no outstanding loans to or other Indebtedness incurred by either Advisor Party.

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          (w)    Licenses and Permits.    The Advisor Parties hold all licenses, permits and other regulatory and governmental authorizations ("Governmental Licenses") that are required to be maintained by them in connection with the conduct of the Business, except where the failure to hold any Governmental License would not reasonably be expected to result in a Material Adverse Effect on the Business. Each such Governmental License is valid and in full force in all material respects and effect and will not be invalidated by consummation of the Transactions. The Advisor Parties have been in compliance in all material respects with all of the terms and requirements of each Governmental License and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.

          (x)    Insurance.

                i.  Schedule 3.01(x) sets forth a complete and correct list of all insurance policies held by or on behalf of the Business or either Advisor Party (the "Business Insurance Policies") and a brief description of such insurance policies. Contributors have delivered to the Company a complete and correct copy of all the Business Insurance Policies together with all riders and amendments thereto. All the Business Insurance Policies are in full force and effect. All premiums due and payable on the Business Insurance Policies have been paid and no notice of cancellation or termination has been received with respect to any such policy. The Business Insurance Policies will not terminate by reason of, any of the transactions contemplated by this Agreement (assuming payment of any applicable policy premiums arising after the Closing). All premiums due and payable in respect of Business Insurance Policies have been duly and timely paid.

               ii.  There are no claims pending under any of Business Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all of the Business Insurance Policies have been paid, and each Advisor Party is otherwise in compliance in all material respects with the terms of such policies.

          (y)    Projections and Financial Information Provided to Special Committee.    The projections attached to the email from Jonathan Dorfman to Karen Dempsey on the date hereof (the "Projections") were prepared in good faith using assumptions that such Contributor believes in good faith are reasonable (which assumptions are disclosed therein) and are based on all reasonably available information regarding the current and historic operations, income and expenses of the Business by the Advisor Parties and the operations, income and expenses of the Business as it is proposed to be conducted following the Closing as reflected in the assumptions underlying the Projections, it being understood by the Company that (i) such Projections do not incorporate the anticipated financial effects of the Transactions or the proposed securitization transaction of the Company that was publicly announced on July 22, 2014, (ii) such Projections are not a guarantee of the future performance of the Business, or that the Projections will be obtained, and (iii) the Advisor Parties shall have no liability and there shall not be a breach of this Section 3.01(y) based solely on the failure to achieve the Projections.

          (z)    Absence of Undisclosed Liabilities.    There are no liabilities or obligations relating to the Business, the Transferred Intellectual Property or the Transferred Assets of any nature, whether accrued, contingent or otherwise, and, to the Knowledge of such Contributor, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for liabilities or obligations (i) reflected in the Current Balance Sheet, (ii) that were incurred since June 30, 2014 in the ordinary course of business (including in the course of the Transactions and the proposed securitization transaction of the Company that was publicly announced on July 22, 2014) and would not reasonably be expected to have a Material Adverse Effect on the Business or (iii) not required to be reflected in a balance sheet under

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  GAAP, other than any such liability or obligation which either Advisor Party considered including in the Current Balance Sheet but made a determination that such liability or obligation was either not probable (as defined in Statement of Financial Accounting Standards No. 5 ("FAS 5")) or the amount of the loss related thereto cannot be reasonably estimated (within the meaning of FAS 5). As of the Closing, the Advisor Parties will not have any liabilities other than liabilities set forth on the Closing Date Balance Sheet.

          (aa)    Intellectual Property.

                i.  Schedule IP sets forth a true, complete and accurate list of (A) all registrations or applications for patents, trademarks or copyrights for the Transferred Intellectual Property owned by an Advisor Party, (B) identifies the Transferred Intellectual Property necessary for the conduct of the Business as conducted as of the date hereof or currently contemplated to be conducted, and (C) all licenses to Transferred Intellectual Property to which an Advisor Party is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms). Except as set forth in Schedule IP, no Person has any joint ownership rights in any Transferred Intellectual Property owned by an Advisor Party. Other than the licenses to Transferred Intellectual Property listed in Schedule IP, neither Advisor Party has granted any license to any Person to any Transferred Intellectual Property owned by an Advisor Party. Other than Transferred Intellectual Property listed in Schedule IP, there is no other material Intellectual Property necessary for the conduct of the Business.

               ii.  As of the Closing Date, an Advisor Party will own or otherwise have the right to use all of the Transferred Intellectual Property necessary for the conduct of the Business as it is currently conducted, free and clear of all Encumbrances. This representation is not to be interpreted as providing any representation of non-infringement. The extent of such Contributor's representation with respect to non-infringement is expressly provided in Section 3.01(aa)(iii).

              iii.  Use of the Transferred Intellectual Property in the conduct of the Business has not and does not infringe upon or misappropriate the Intellectual Property of any other Person. In addition, to the Knowledge of such Contributor, none of the Transferred Intellectual Property owned by either Advisor Party is being infringed upon, violated or misappropriated by any other Person.

              iv.  Consummation of the transactions contemplated by this Agreement will not result in the imposition of any material financial obligation on the part of the Company or the OP arising from the transfer of the Transferred Intellectual Property pursuant to the Transaction Documents.

               v.  In each case in which either Advisor Party has acquired or sought to acquire ownership of any Transferred Intellectual Property from any Person, including as a result of engaging such Person as a consultant, advisor, employee or independent contractor, to independently or jointly conceive, reduce to practice, create or develop any Transferred Intellectual Property on behalf of either Advisor Party (each an "Author"), the applicable Advisor Party has obtained unencumbered and unrestricted exclusive ownership of, by a written, valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property and has obtained from such Authors the waiver of all non-assignable rights, including of any moral rights.

          (bb)    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of either Advisor Party.

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          (cc)    Transactions with Related Parties.    There are no outstanding loans, receivables or payables from or to such Contributor, on the one hand, and any Business Employee or an Advisor Party, on the other hand. There is no (i) agreement between the Advisor Parties or any of their Affiliates, and any Business Employee other than the Management Agreements and Shared Facilities Agreement; or (ii) agreement requiring payments to be made by either Advisor Party to any Person on a change of control or otherwise as a result of the consummation of the Transactions, other than such payments pursuant to the Transition Services Agreement or the Sub-Management Agreement.

          (dd)    No Other Business.    The Manager's and the Property Manager's only clients since their inception have been the Company, the Company's predecessor and the OP and entities previously managed by Provident. The Manager and the Property Manager have conducted no business other than the Business.

        Section 3.02    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OP.     Each of the Company and the OP hereby represents and warrants to Contributors as follows, as of the Effective Date and as of the Closing Date, which representations and warranties shall survive the Closing:

          (a)    Organization and Qualification.    The Company (i) is a duly formed corporation validly existing and in good standing under the laws of the State of Maryland and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the full corporate power and authority to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect on the Company. The OP (A) is a duly formed limited partnership validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each of the states in which it is required to be qualified and (ii) has the full limited partnership power and authority to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect on the OP. Each of the Company and the OP have the full corporate or limited partnership power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the Company and the OP pursuant to this Agreement. Neither the Company nor the OP is in default under any provision of its articles of incorporation, bylaws, certificate of limited partnership, partnership agreement or other organizational document.

          (b)    Due Authorization; Approvals.    This Agreement has been duly authorized, executed and delivered by the Company and the OP, and constitutes the legal, valid and binding agreement of the Company and the OP enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. Other than the Company Stockholder Approval, the execution and delivery of this Agreement and the Transaction Documents to which the Company or the OP is a party and the performance by the Company and the OP of the Transactions have been approved, to the extent applicable, by the stockholders, partners or members of the Company and the OP and no other corporate or other proceedings on the part of the Company or the OP is necessary to authorize the execution and delivery by the Company and the OP of this Agreement or the Transactions Documents to which the Company or the OP is a party or the performance by the Company and the OP of the Transactions. Upon their execution, the Transaction Documents to which the Company or the OP is a party will be duly executed and delivered by the Company and the OP and will constitute valid and binding obligations of the Company and the OP, enforceable against the Company and the OP in accordance with their respective terms, subject to the Enforceability Exceptions. The Board of Directors of the Company has adopted resolutions that the issuance of the OP Units to the Contributors in excess of the Common Stock Ownership Limit and Aggregate Stock Ownership Limit (such terms have the meanings ascribed to them in the Company's charter) are exempt from such limitations on the terms set forth in such resolutions, and such resolutions have not been rescinded or amended since their adoption and are in full force and effect.

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          (c)    No Conflict; Legal Compliance.    (1) Neither the execution, delivery, nor performance of this Agreement by the Company or the OP, nor any action or omission on the part of the Company or the OP required pursuant hereto, nor the consummation of the Transactions will (i) result in a breach or violation of, or constitute a default under, any Legal Requirement; (ii) result in a breach of any term or provision of the organizational documents of the Company or the OP; or (iii) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which the Company or the OP is a party or by which any of the properties of the Company or the OP is bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except as would not reasonably be expected to result in a Material Adverse Effect on the Company or the OP; and (2) neither the Company nor the OP is, nor will be, required to give any notice to or obtain any consent from any Governmental Authority in connection with the execution and delivery of this Agreement which has not already been given or obtained, except for such failure to give notice or obtain consent which would not reasonably be expected to result in a Material Adverse Effect on the Company or the OP.

          (d)    Capitalization.    The authorized capital of the Company consists solely of (i) 450,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the date hereof, (x) 38,473,376 shares of Common Stock are issued and outstanding, inclusive of 136,177 shares of restricted Common Stock, and (y) 1,000 shares of Preferred Stock are issued and outstanding. As of the date hereof, no OP Units are issued and outstanding. The shares of Common Stock to be issued and conveyed by the Company pursuant to this Agreement and the OP Units to be issued and conveyed by the OP pursuant to this Agreement, in each case will, upon such issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable. Each such OP Unit may be exchanged for one share of Common Stock on the terms specified in the partnership agreement of the OP, and each such share of Common Stock issuable upon such exchange will, upon such issuance, be duly authorized, validly issued, outstanding, fully paid and non-assessable.

          (e)    Brokers, Finders and Advisors.    Neither the Company nor the OP has entered into any agreement resulting in, or which will result in, any of the Contributors or the Advisor Parties having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.

          (f)    Title to OP Units.    At Closing, Contributors will acquire the OP Units free and clear of all Encumbrances of any nature whatsoever, other than those imposed by Law or resulting from action by either Contributor.

ARTICLE IV
COVENANTS

        Section 4.01    CONDUCT OF BUSINESS PRIOR TO CLOSING.     From the Effective Date until the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement, Contributors shall (i) cause the Advisor Parties to conduct the Business in the ordinary course, consistent with the requirements of the Management Agreements; (ii) use commercially reasonable efforts to preserve substantially intact the present organization of the Advisor Parties; (iii) use commercially reasonable efforts to keep available the services of the present officers and employees of the Advisor Parties and of all other Persons who provide material services to the Company and its subsidiaries and any employees identified to provide services to the Company or its subsidiaries following the Closing; and (iv) use commercially reasonable efforts to preserve the Advisor

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Parties' relationships with others having business dealings with the Advisor Parties relating to the Business. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, from the Effective Date to the Closing, without the prior consent of the Company, Contributors shall not and shall cause the Advisor Parties to not:

          (a)   sell, lease, Encumber, transfer, license or dispose of any Transferred Assets, the Contracts or Intellectual Property of either Advisor Party, in each case except in the ordinary course of business;

          (b)   enter into, amend or terminate any material Contract;

          (c)   fail to timely pay any account payable in the ordinary course of business relating to the Business other than amounts that are subject to dispute in good faith;

          (d)   take any action that would adversely affect the Company's qualification as a real estate investment trust within the meaning of Section 856 of the Code;

          (e)   enter into any material commitment or transaction relating to the Business except in the ordinary course of business;

          (f)    incur, create, assume or guarantee any Indebtedness of or by either Advisor Party;

          (g)   change (or permit to be changed) any accounting or Tax procedure or practice (including any method of accounting for Tax purposes), make (or permit to be made) any Tax election or settle or compromise any Tax liability, but in any case, only to the extent that such procedure or practice, election or compromise relates to the Business or to any Tax liability of either Advisor Party or Taxes of either Advisor Party as a separate entity;

          (h)   in each case other than (i) normal increases consistent with past practices, (ii) to provide payments and benefits under existing Plans or (iii) to the extent required by Law, enter into, adopt, amend, terminate or waive any right under any Plan (including any employment or consulting arrangement), increase in any manner the compensation or benefits of any Business Employee or pay or otherwise grant any benefit not required by any Plan with respect to any Business Employee, or enter into any contract to do any of the foregoing;

          (i)    commit either Advisor Party to any single or aggregate capital expenditure or commitment in excess of $100,000 (on a consolidated basis);

          (j)    cancel any debts or waive any claims or rights of substantial value relating to the Business or either Advisor Party;

          (k)   issue, sell or grant any Equity Interests of either Advisor Party, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests of either Advisor Party, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Equity Interests of either Advisor Party or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of either Advisor Party or any other securities in respect of, in lieu of, or in substitution for, the Equity Interests of either Advisor Party that are outstanding on the date hereof;

          (l)    settle or compromise any material claim, action, suit or proceeding pending or threatened against either Advisor Party or relating to the Business;

          (m)  except as permitted by Section 4.01(g), hire or terminate, or enter into any transaction or any contract with, any Business Employee;

          (n)   make or authorize any change in the organizational documents of either Advisor Party;

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          (o)   take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Section 2.02(b).

        Section 4.02    ACCESS TO INFORMATION; LITIGATION SUPPORT.

          (a)   During the period from the Effective Date to the Closing or earlier termination of this Agreement, Contributors shall furnish the Special Committee, the Company and their representatives with any information and data (including copies of contracts, plans and other books and records) concerning the Business, the Advisor Parties and operations of the Business, the Advisor Parties as the Special Committee, the Company or any of such representatives reasonably may request.

          (b)   In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, each of the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense; provided, however, that the contesting or defending party shall reimburse the other party for its reasonable costs and expenses (including its internal costs for the personnel providing such assistance).

        Section 4.03    PROXY STATEMENT: SPECIAL MEETING

          (a)   Reasonably promptly after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission ("SEC") a proxy statement on Schedule 14A for a special meeting of its stockholders (as amended or supplemented, the "Proxy Statement"). The Company shall include in the Proxy Statement a proposal or proposals for or relating to the approval of the Transactions and the Transaction Documents, and including the issuance of the OP Units if required under Rule 312.03 of the New York Stock Exchange Listed Manual, which proposal(s)shall be approved at a meeting by the affirmative vote of at least a majority of the votes cast by the stockholders entitled to vote on the matter other than the votes of shares owned of record or beneficially by any of Contributors or their respective Affiliates, or by any other stockholder determined to have a material financial interest in the Transactions (the "Company Stockholder Approval"). The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the federal securities Laws (including the SEC's proxy rules) and of Maryland law. Prior to filing the Proxy Statement or any amendment or supplement thereto, the Company shall provide Contributors with reasonable opportunity to review and comment on such proposed filing solely with respect to the Company Stockholder Approval and any information relating to Contributors or any of its designees to the Board of Directors of the Company. If at any time prior to the Closing Date, any information should be discovered by either party hereto that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

          (b)   The Company shall promptly notify Contributors of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for

17

  amendments or supplements to the Proxy Statement or for additional information and shall supply Contributors with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

          (c)   The Company shall mail the Proxy Statement to the holders of Common Stock in accordance with customary practice after the SEC's review of the Proxy Statement is completed.

          (d)   The Company shall, in accordance with customary practice, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting"). One matter presented to the stockholders of the Company at the Stockholders Meeting for approval shall be the Company Stockholder Approval. The Board of Directors of the Company will recommend that the stockholders of the Company vote in favor of the issuance of the OP Units at the Stockholders Meeting, and the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of such approval.

        Section 4.04    EMPLOYEE MATTERS.

          (a)   Prior to Closing, PRDM will use commercially reasonable efforts to encourage the Business Employees (or to the extent a Business Employee's employment terminates, to use commercially reasonable efforts to recruit and secure the services of a suitable replacement employee reasonably acceptable to the Company (any such replacement being included in the definition of Business Employee)) to become employees of the Company. Any contributions which either Advisor Party is required to make to the Plans for periods ending on or before the Closing shall be made by Contributors.

          (b)   To the extent that PRDM has not provided to the Company or an Advisor Party employee records and files related to the Business Employees prior to the Closing Date (including personnel files), PRDM shall continue to maintain such records in accordance with its standard record retention policies as in effect from time to time and the Company and the Advisor Parties shall be entitled to inspect or obtain copies of such records from PRDM to the extent permissible under applicable Laws.

        Section 4.05    COOPERATION ON POST-CLOSING TAX MATTERS.     The Company and Contributors each shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and contesting any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (i) to retain all books and records with respect to Tax matters pertinent to either Advisor Party relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Company and Contributors, as the case may be, shall allow the other party to take possession of such books and records.

        Section 4.06    SUPPLEMENTAL DISCLOSURE.     The Company and the OP, on the one hand, and Contributors and the Advisor Parties, on the other hand, shall promptly, upon having or gaining Knowledge of any event, condition or fact that would cause any of the conditions to the other party's obligation to consummate the Transactions not to be fulfilled, notify the other party hereto, and furnish the other party hereto any information it may reasonably request with respect thereto.

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        Section 4.07    RESTRICTIVE COVENANTS.

          (a)   Each Contributor covenants that, commencing on the Closing Date and ending on December 19, 2017 (the "Non-competition Period"), such Contributor shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit such Contributor's or any such Affiliate's name to be used in connection with, any business in the United States which is engaged, either directly or indirectly, in the business of acquiring, owning, operating and leasing single-family residential properties (the "Restricted Business"); provided, however, that nothing in this Agreement shall prevent or restrict such Contributor or any of its Affiliates from any of the following: (i) owning equity interests, indebtedness or other securities in a company that is engaged in a Restricted Business and such Contributor is not otherwise associated with the management of such corporation, including serving on the board of directors or other similar governing position, (ii) owning, operating or leasing, directly or indirectly, fewer than 100 single-family residential properties, (iii) owning, operating or leasing, directly or indirectly, single-family residential properties acquired as a result of loss mitigation, foreclosure or similar activities in connection with or incidental to investments in mortgage loans, mortgage servicing rights, mortgage-backed securities or other mortgage-related assets or (iv) the acquisition and operation of any Person or business engaged in a Restricted Business so long as, with respect to subsection (iv), (x) the revenues from such Restricted Business constitute less than twenty-five percent (25%) of the total revenues of such acquired Person or business (measured for the four calendar quarters before the execution of the purchase agreement) and (y) such Contributor or its Affiliate divests such Restricted Business within twelve (12) months of the closing of the acquisition. It is recognized that the Restricted Business is expected to be conducted in the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 4.07(b) and (c)) are therefore not appropriate.

          (b)   Each Contributor covenants that, during the Noncompetition Period, such Contributor shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or the OP or any of their subsidiaries for purposes of diverting their business or services from the Company or the OP or any of their subsidiaries.

          (c)   Each Contributor covenants that, during the Noncompetition Period, such Contributor shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or was employed as an employee, contractor or consultant by the Company or the OP or any of their subsidiaries during such period on a full- or part-time basis. The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees, contractors or consultants, nor shall it prohibit any Contributor or its Affiliates from hiring any such employee, contractor or consultant who seeks employment or engagement with such Contributor or its Affiliate on his or her own initiative.

          (d)   Each Contributor acknowledges that the restrictions contained in this Section 4.07 are reasonable and necessary to protect the legitimate interests of the Company and the OP and constitute a material inducement to the Company and the OP to enter into this Agreement and consummate the Transactions. Each Contributor acknowledges that any violation of this Section 4.07 may result in irreparable injury to the Company and/or the OP and agrees that the Company and/or the OP shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.07, which rights shall be

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  cumulative and in addition to any other rights or remedies to which the Company and the OP may be entitled.

          (e)   In the event that any covenant contained in this Section 4.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.07 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

        Section 4.08    MANAGEMENT AGREEMENTS.     The parties hereto agree that, notwithstanding anything to the contrary herein or in the Management Agreements, the Advisor Parties shall be entitled to management fees through September 30, 2014 pursuant to the Management Agreements (including if the Closing occurs prior to September 30, 2014, but not any such management fees after September 30, 2014 if the Closing occurs after such date) and shall be entitled to expense reimbursement pursuant to the Management Agreements until the Closing Date and, after September 30, 2014, the Company shall reimburse the Advisor Parties for the annual base compensation of the employees of the Advisor Parties whose compensation is not passed through to the Company under the terms of the Management Agreement (that is, the CEO and personnel providing data analytics directly supporting the investment function of the Company).

        Section 4.09    RESTRICTIONS ON RESALE OF OP UNITS.     Without the prior written consent of the OP, Contributors shall not offer, sell, contract to sell, pledge or otherwise transfer or dispose of any of the OP Units or securities convertible or exchangeable or exercisable for any of the OP Units, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the OP Units for a period of 12 months commencing on the Closing Date; provided, however, that notwithstanding anything to the contrary herein, the foregoing restrictions shall not apply to transfers by a Contributor to such Contributor's affiliates, successors or any investment fund or other entity controlled or managed by such Contributor so long as such transferee agrees in writing to be bound by the terms of this Section 4.09.

ARTICLE V
INDEMNIFICATION AND CLAIMS

        Section 5.01    SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.     The representations and warranties of Contributors, the Company and the OP contained in this Agreement will survive until twenty-four (24) months after the Closing Date, provided that the representations and warranties contained in Section 3.01(a) (Due Authorization; Approvals), Section 3.01(c) (Organization and Qualification of PRDM), Section 3.01(d) (Organization and Qualification of Provident), Section 3.01(e) (Organization and Qualification of the Manager), Section 3.01(f) (Organization and Qualification of the Property Manager), Section 3.01(i) (Ownership of the Equity Interests), Section 3.01(m) (Brokers, Finders and Advisors), Section 3.01(p) (Tax), Section 3.02(a) (Organization and Qualification), Section 3.02(b) (Due Authorization; Approvals), 3.02(d) (Capitalization), Section 3.02(e) (Brokers, Finders and Advisors) and Section 3.02(f) (Title to OP Units) shall survive until the later of twenty-four (24) months after the Closing Date or thirty (30) days after the expiration of the applicable statute of limitations with respect to the matters addressed in such sections. Notwithstanding the foregoing, a claim given in good faith in accordance with this Article V in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the

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survival period, and may be pursued thereafter without regard to such expiration. Except as otherwise expressly provided in this Agreement, each covenant or agreement set forth in this Agreement shall survive without limit.

        Section 5.02    INDEMNIFICATION OF THE COMPANY AND THE OP.     Each Contributor shall, severally and not jointly and pro rata in accordance with the percentage of Membership Interests owned by such Contributor as of the Closing Date, indemnify and hold harmless the Company and the OP and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the "Company Indemnified Parties") from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Company Indemnified Party to the extent arising out of, resulting from, based upon or relating to (i) any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the Contributors in this Agreement or in any of the Transaction Documents (determined without regard to any limitation or qualification including the terms "material" or "Material Adverse Effect"); (ii) any failure by the Contributors duly and timely to perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents; (iii) any act, omission or state of affairs for which any Advisor Party would be required to provide indemnity to the Company or the OP under the Management Agreements (and regardless of whether the Management Agreements remain in effect) or under the Company's declaration of trust in effect on the date hereof, to the extent such act, omission or state of affairs preceded the Closing and (iv) any Taxes payable in respect of any Pre-Closing Tax Period (other than Taxes taken into account in determining the Final Manager Closing Net Worth or Taxes arising out of or as a result of the Transactions), regardless of any investigation or any knowledge acquired (or capable of being acquired) by the Indemnified Parties at any time (whether before or after the Effective Date or the Closing Date), with respect thereto.

        Section 5.03    INDEMNIFICATION OF THE CONTRIBUTORS.     The Company shall indemnify and hold harmless Contributors and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the "Contributor Indemnified Parties") from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Contributor Indemnified Party to the extent arising out of, resulting from, based upon or relating to (i) any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the Company or the OP in this Agreement or in any of the Transaction Documents (determined without regard to any limitation or qualification including the terms "material" or "Material Adverse Effect"); and (ii) any failure by the Company or the OP duly and timely to perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents.

        Section 5.04    LIMITATIONS.     No amounts of indemnity shall be payable as a result of any claim arising under clause (i) of Section 5.02 unless and until the Company Indemnified Parties have paid, suffered or incurred Losses referred to in that clause in excess of $180,000 in the aggregate, in which case the Company Indemnified Parties may bring a claim for all Losses in excess of such amount; provided, no such limitation exists with respect to fraud or representations set forth in any of Section 3.01(a) (Due Authorization; Approvals), Section 3.01(c) (Organization and Qualification of PRDM), Section 3.01(d) (Organization and Qualification of Provident), Section 3.01(e) (Organization and Qualification of the Manager), Section 3.01(f) (Organization and Qualification of the Property Manager), Section 3.01(i) (Ownership of the Equity Interests) and Section 3.01(m) (Brokers, Finders and Advisors). The maximum aggregate liability of Contributors under clause (i) of Section 5.02 shall not exceed $5,000,000 (the "Indemnity Amount"). No amounts of indemnity shall be payable as a result

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of any claim arising under clause (i) of Section 5.03 unless and until the Contributor Indemnified Parties have paid, suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of $180,000 in the aggregate, in which case the Contributor Indemnified Parties may bring a claim for all Losses in excess of such amount; provided, that no such limitation exists with respect to fraud or representations set forth in any of 3.02(a) (Organization and Qualification), Section 3.02(b) (Due Authorization; Approvals), 3.02(d) (Capitalization), Section 3.02(e) (Brokers, Finders and Advisors) and Section 3.02(f) (Title to OP Units). The maximum liability of the Company and the OP under clause (i) of Section 5.03 shall not exceed the Indemnity Amount.

        Section 5.05    INDEMNIFICATION PROCEDURES.     All claims for indemnification by any person seeking indemnification under this Article V (an "Indemnified Party") shall be asserted and resolved as follows:

          (a)   If an Indemnified Party intends to seek indemnification under this Article V, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and the basis therefor (including a good faith estimate of the amount of Losses to the extent practicable) and provide the Indemnifying Party with all relevant information that is material to the claim or that the Indemnifying Party may reasonably request. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

          (b)   If such claim involves a claim by a third party against the Indemnified Party and the Indemnifying Party has unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party in respect of such third party claim, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.05(b), the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder that imposes solely monetary obligations that are paid by the Indemnifying Party, does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains a release of the Indemnified Party from all liability thereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.05(b), the Indemnified Party shall (A) not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld, conditioned or delayed and (B) cooperate fully with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of the assumption of the defense of such claim within the thirty (30)-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement

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  or defense thereof and the Indemnifying Party shall cooperate with it in connection therewith. Except as otherwise expressly provided in this Section 5.05, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any costs and expenses incurred by such Indemnified Party in connection with the investigation and defense of such claim (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

        Section 5.06    CHARACTER OF INDEMNITY PAYMENTS.     The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the consideration paid by the Company, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

        Section 5.07    EXCLUSIVE REMEDY.     Except for claims based on fraud or claims for equitable relief pursuant to Section 4.07, following the Closing, the rights of the parties for indemnification relating to breaches of this Agreement shall be limited to those contained in this Article V and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this Agreement.

        Section 5.08    SUBROGATION/INSURANCE.     If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party's rights against any third party with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party's policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party against a third party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against third parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article V shall be net of the amount, if any, received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any third party (including any insurance company or other insurance provider).

ARTICLE VI
TERMINATION

        Section 6.01    TERMINATION.     This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:

          (a)   the mutual written agreement of the Company, the OP and Contributors, before or after the Company Stockholder Approval is obtained.

          (b)   either the Company or a Contributor if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

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          (c)   either the Company or a Contributor, in the event (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within thirty (30) days following written notification thereof by the terminating party or (ii) the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible, but only if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates.

          (d)   either the Company or a Contributor if the Company Stockholder Approval is not obtained on or before December 31, 2014.

        Section 6.02    EFFECT OF TERMINATION.     If this Agreement is validly terminated pursuant to Section 6.01, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, managers, officers, stockholders or members, other than the provisions of this Section 6.02 and Article VII hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any willful breach of this Agreement occurring prior to termination.

ARTICLE VII
GENERAL PROVISIONS

        Section 7.01    NOTICES.     All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if (a) hand delivered; (b) sent by reputable overnight courier service; or (c) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee's return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or communication so

24

made shall be deemed effective on the first business day after the day of actual delivery. All such notices shall be addressed as follows:

If to the Company:	Silver Bay Realty Trust Corp 601 Carlson Parkway, Suite 250 Minnetonka, Minnesota 55305 Attention: CEO and Lead Independent Director
With a cc to:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94015 Attention: Karen Dempsey
Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103-7599 Attention: Katayun I. Jaffari
If to the OP:	Silver Bay Operating Partnership L.P. 601 Carlson Parkway, Suite 250 Minnetonka, Minnesota 55305 Attention: CEO and Lead Independent Director
With a cc to (not constituting notice):	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94015 Attention: Karen Dempsey
If to PRDM:	Pine River Domestic Management L.P. 601 Carlson Parkway, Suite 250 Minnetonka, MN 55305 Attention: General Counsel
If to Provident:	Provident Real Estate Advisors LLC 2800 Niagara Lane, Plymouth, MN 55447 Attention: Irvin Kessler

        Section 7.02    ENTIRE AGREEMENT; AMENDMENTS.     This Agreement (together with any exhibits) contains the entire agreement among the parties with respect to the Transactions, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing signed by all of the parties.

        Section 7.03    SUCCESSORS AND ASSIGNS.     The covenants, agreements, rights and options contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.

        Section 7.04    FURTHER DOCUMENTS.     Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the Transactions, whether before or after the Closing.

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        Section 7.05    GOVERNING LAW.     This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

        Section 7.06    DISPUTE RESOLUTION.     The parties intend that this Section 7.06 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

          (a)   Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof ("Dispute"), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 7.06(c) below without regard to any such ten (10) Business Day negotiation period.

          (b)   Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 7.06(a) above shall be submitted to final and binding arbitration in Hennepin County, Minnesota, before one neutral and impartial arbitrator, in accordance with the Laws of the State of Delaware for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. ("JAMS") pursuant to its Comprehensive Arbitration Rules and Procedures. One arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator's findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

          (c)   Notwithstanding the parties' agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party's rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

          (d)   The prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the

26

  arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

        Section 7.07    COUNTERPARTS.     This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one agreement.

        Section 7.08    CONSTRUCTION OF AGREEMENT.     No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

        Section 7.09    NO WAIVER.     A waiver by either party hereto of a breach of any of the covenants or agreements in this Agreement to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Agreement.

        Section 7.10    SEVERABILITY.     In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by Law.

        Section 7.11    HEADINGS.     The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.

        Section 7.12    INTERPRETATION.     For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," (b) the word "or" is not exclusive and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to "dollars" or "$" shall mean United States Dollars.

        Section 7.13    SCHEDULES.     The disclosure of any fact or item in any portion of any Schedule referenced by a particular Section or subsection of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Section or subsection of this Agreement, and if such relevance is reasonably apparent on the face thereof, be deemed to be disclosed with respect to such other Section or subsection of this Agreement to which such fact or item relates.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:	SILVER BAY REALTY TRUST CORP., a Maryland corporation
	By:	/s/ DAVID MILLER David Miller, Chief Executive Officer and President
OP:	SILVER BAY OPERATING PARTNERSHIP L.P., a Delaware limited partnership
	By:	/s/ DAVID MILLER David Miller, Chief Executive Officer and President
PRDM:	PINE RIVER DOMESTIC MANAGEMENT L.P., a Delaware limited partnership
	By:	Pine River Capital Management LLC, a Delaware limited liability company, its General Partner
	By:	/s/ BRIAN TAYLOR Brian Taylor, Manager and President
Provident:	PROVIDENT REAL ESTATE ADVISORS LLC, a Minnesota limited liability company
	By:	/s/ IRVIN KESSLER
		Name:	Irvin Kessler
		Title:	Chief Manager
The Manager:	PRCM REAL ESTATE ADVISERS LLC, a Delaware limited liability company
	By:	/s/ JEFF STOLT Jeff Stolt, Director of Finance

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

EXHIBIT A
DEFINED TERMS

        1.     "Advisor Parties" is defined in the recitals.

        2.     "Advisory Management Agreement" is defined in the recitals.

        3.     "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        4.     "Agreement" is defined in the preamble.

        5.     "Anti-Terrorism Law" means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

        6.     "Assignment" is defined in Section 2.02(a)(i).

        7.     "Author" is defined in Section 3.01(aa)(v).

        8.     "Balance Sheet Date" is defined in Section 3.02(q).

        9.     "Balance Sheet" is defined in Section 3.02(q).

        10.   "Blue Sky Laws" is defined in Section 3.01(o)(i).

        11.   "Business" means the business of providing the advisory, property management and other services provided by the Advisor Parties to the Company, the OP, any of their Affiliates or any other Persons (including all of the services necessary to satisfy the obligations of the Advisor Parties under the Management Agreements).

        12.   "Business Employee" is defined in Section 3.01(u)(i).

        13.   "Business Insurance Policies" is defined in Section 3.01(x)(i).

        14.   "Closing" is defined in Section 2.01.

        15.   "Closing Date" is defined in Section 2.01.

        16.   "Closing Date Balance Sheet" is defined in Section 2.02(d)(iii).

        17.   "Closing Date Financial Information" is defined in Section 2.02(d)(iii).

        18.   "Closing Net Worth Accounting Principles" is defined in Section 2.02(d)(i).

        19.   "Code" means the Internal Revenue Code of 1986, as amended.

        20.   "Common Stock" is defined in Section 3.02(d).

        21.   "Company" is defined in the preamble.

        21.   "Company Indemnified Parties" is defined in Section 5.02.

        22.   "Company Stockholder Approval" is defined in Section 4.03(a).

        23.   "Contracts" means all of the contracts (and all amendments or modifications thereto) to which either Advisor Party is a party.

        24.   "Contributor Indemnified Parties" is defined in Section 5.03.

        25.   "Contributors" is defined in the preamble.

        26.   "Current Balance Sheet" is defined in Section 3.02(q).

        27.   "Designated Person" means any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation; (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s), or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner who violates Section 2 of the Executive Order; or (c) (i) is an agency of the government of a country; (ii) is an organization controlled by a country; or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

        28.   "Dispute" is defined in Section 7.06(a).

        29.   "Effective Date" is defined in the preamble.

        30.   "Encumbrances" means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever.

        31.   "Enforceability Exceptions" is defined in Section 3.01(a).

        32.   "Equity Interests" means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (ii) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership.

        33.   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        34.   "Estimated Manager Closing Net Worth" is defined in Section 2.02(d)(i).

        35.   "Executive Order" means Executive Order No. 13224 on Terrorist Financings:—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 132684, as so amended.

        36.   "Final Manager Closing Net Worth" is defined in Section 2.02(d)(iii).

        37.   "Financial Statements" is defined in Section 3.01(q).

        38.   "GAAP" means United States generally accepted accounting principles.

        39.   "Governmental Authority(ies)" means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        40.   "Governmental Licenses" is defined in Section 3.01(w).

        41.   "Indebtedness" means, as to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured); (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (iv) all interest rate and currency swaps, caps,

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collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (vii) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (viii) all guarantees by such Person of the Indebtedness of any other Person.

        42.   "Indemnified Party" is defined in Section 5.05.

        43.   "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article V.

        44.   "Indemnity Amount" is defined in Section 5.04.

        45.   "Intellectual Property" means all of the following forms intellectual property and all rights therein (i) brands and slogans, registered and unregistered trademarks, trade names, service marks, domain names and applications and registrations therefor and all goodwill associated therewith; (ii) patents, patent applications and inventions conceived or reduced to practice prior to the Closing Date, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing Date, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) copyrights, including all related copyright applications and registrations; (iv) know-how and trade secrets, whether or not reduced to practice; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; (vi) licenses, options to license and other contractual rights to use the Intellectual Property; and (vii) all computer and electronic data processing programs and software programs and related documentation.

        46.   "JAMS" is defined in Section 7.06(b).

        47.   "Knowledge" means the actual knowledge after reasonable investigation of Brian Taylor, Tom Siering, Irv Kessler, David Miller, Christine Battist, Lawrence Shapiro, Tim O'Brien, Jeff Stolt and Dan Buechler.

        48.   "Law(s)" means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

        49.   "Legal Requirement(s)" means any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority.

        50.   "License Agreement" is defined in the recitals.

        51.   "Losses" means any and all damages, fines, fees, penalties, liabilities, losses and costs and expenses (including interest, court costs and fees, and reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that Losses shall not include any indirect, special or punitive damages or incidental or consequential damages (other than any such damages asserted in a claim by a third party).

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        52.   "Management Agreements" is defined in the recitals.

        53.   "Manager" is defined in the preamble.

        54.   "Material Adverse Effect" means (x) with respect to the Advisor Parties, any circumstance, event, change or effect that, individually or in the aggregate: (A) is material and adverse to the financial condition, results of operations, business, assets or liabilities of the Advisor Parties (on a collective basis), or (B) would materially impair the ability of any Advisor Party to perform its duties and obligations under this Agreement, and (y) with respect to the Company and the OP, any circumstance, event, change or effect that, individually or in the aggregate: (A) is material and adverse to the financial condition, results of operations, business, assets or liabilities of the Company or the OP (on a collective basis), or (B) would materially impair the ability of the Company or the OP to perform its duties and obligations under this Agreement; provided, however, that Material Adverse Effect with respect to the Advisor Parties or the Company and the OP shall not be deemed to include the impact of (1) changes or conditions (including changes in economic, financial market, credit market, regulatory or political conditions) affecting the United States or state economies, or the industry in which such Person operates, and which do not have a materially disproportionate impact on such Person, as compared to similarly situated Persons, (2) any change or prospective change in any Law or GAAP or interpretation or enforcement thereof, (3) the entry into, announcement or performance of this Agreement and/or the consummation of the Transactions and (4) actions or omissions of such Person taken with the express prior written consent of the other party hereto in contemplation of the Transactions.

        55.   "Membership Interests" is defined in the recitals.

        56.   "Non-Competition Period" is defined in Section 4.07(a).

        57.   "OP" is defined in the preamble.

        58.   "OP Units" is defined in the recitals.

        59.   "Ownership Limit Resolutions" is defined in the recitals.

        60.   "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

        61.   "Person(s)" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        62.   "Plan" means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any "employee benefit plan" within the meaning of Section 3 (3) of ERISA.

        63.   "PRCM" is defined in the recitals.

        64.   "PRDM" is defined in the preamble.

        65.   "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and any period through the Closing Date in the case of a taxable period beginning before and ending after the Closing Date.

        66.   "Preferred Stock" is defined in Section 3.02(d).

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        67.   "Projections" is defined in Section 3.01(y).

        68.   "Property Management Agreement" is defined in the recitals.

        69.   "Property Manager" is defined in the recitals.

        70.   "Provident" is defined in the preamble.

        71.   "Proxy Statement" is defined in Section 4.03(a).

        72.   "Registration Rights Agreement" is defined in the recitals.

        73.   "Restricted Business" is defined in Section 4.07(a).

        74.   "Review Period" is defined in Section 2.02(d)(iii).

        75.   "Reviewing Accountant" is defined in Section 2.02(d)(iv).

        76.   "SEC" is defined in Section 4.03(a).

        77.   "Securities Act" is defined in Section 3.01(o)(i).

        78.   "Shared Facilities Agreement" is defined in the recitals.

        79.   "Special Committee" is defined in the recitals.

        80.   "Stockholders Meeting" is defined in Section 4.03(d).

        81.   "Sub-Management Agreement" is defined in the recitals.

        82.   "Tax" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority and any liability for any of the foregoing as transferee or successor.

        83.   "Tax Authority" means any Governmental Authority responsible for the imposition or administration of any Tax.

        84.   "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

        85.   "Third Party Claim" means a third-party action which constitutes a matter for which either (a) an Indemnified Party is entitled to indemnification under Section 5.02 or (b) if determined adversely to the applicable Indemnified Person, would provide a basis for a claim for indemnification under Section 5.02.

        86.   "Transaction Documents" means this Agreement, the Assignment, the Registration Rights Agreement, the License Agreement, the Transition Services Agreement and any agreements or documents prepared or executed pursuant to the transactions contemplated by such agreements, any exhibits or attachments to any of the foregoing and any other agreement signed by the parties that expressly states that it is intended to be a Transaction Document, as the same may be amended from time to time.

        87.   "Transactions" means the transactions contemplated by the Transaction Documents.

        88.   "Transferred Assets" means all material tangible personal property and other material assets reflected in the Financial Statements.

        89.   "Transferred Intellectual Property" means (a) all Intellectual Property owned by any of the Advisor Parties and used in the Business, and (b) all licenses of Intellectual Property used in the Business to which any of the Advisor Parties is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms). Notwithstanding

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anything to the contrary in any of the Transaction Documents, "Transferred Intellectual Property" does not include the names "Pine River," "PRCM," "PRDM" and "Provident," or any variations of any of the foregoing, or any Intellectual Property in any of the foregoing. The Contributor, Advisor Party, or its Affiliate who currently owns each such name shall retain all title, right and interest in such names, including all Intellectual Property therein, and no license shall be granted with respect to any such names pursuant to any of the Transaction Documents.

        90.   "Transition Services Agreement" is defined in the recitals.

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Annex B

Jefferies LLC
520 Madison Avenue New York, NY 10022 tel 212.284.2300 Jefferies.com

August 3, 2014

The Special Committee of the Board of Directors
The Board of Directors
Silver Bay Realty Trust Corp.
601 Carlson Parkway
Suite 250
Minnetonka, MN 55305

Members of the Special Committee of the Board of Directors and
Members of the Board of Directors:

        We understand that Silver Bay Realty Trust Corp. (the "Company"), Silver Bay Operating Partnership, L.P., (the "OP"), Pine River Domestic Management L.P. ("Pine River"), Provident Real Estate Advisors LLC ("Provident" and, together with Pine River, "Contributors") and PRCM Real Estate Advisers LLC, the OP's external manager and advisor ("PRCM"), propose to enter into a Contribution Agreement (the "Contribution Agreement"), pursuant to which Contributors will contribute all of their right, title and interest in and to all of the outstanding membership interests in PRCM (the "Membership Interests") to the OP (the "Transaction"), and in exchange, the OP will issue to Contributors a total of 2,231,511 common units of limited partnership in the OP ("OP Units"), as provided in the Contribution Agreement (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Contribution Agreement.

        You have asked for our opinion as to whether the Consideration to be paid pursuant to the Contribution Agreement is fair, from a financial point of view, to the Company.

        In arriving at our opinion, we have, among other things:

  i.
  reviewed a draft dated July 31, 2014 of the Contribution Agreement;

  ii.
  reviewed certain publicly available financial and other information about PRCM and the Company;

  iii.
  reviewed certain information furnished to us by PRCM's management, including financial forecasts and analyses, relating to the business, operations and prospects of PRCM and the Company;

  iv.
  held discussions with members of senior management of PRCM concerning the matters described in clauses (ii) and (iii) above;

  v.
  reviewed the share trading price history and valuation multiples for shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") and compared them with those of certain publicly traded companies that we deemed relevant and also reviewed the share trading price history and valuation multiples for certain other publicly traded companies that we deemed relevant;

  vi.
  compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant;

  vii.
  considered the potential pro forma impact of the Transaction on the Company; and

  viii.
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by PRCM or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of PRCM that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, PRCM or the Company, nor have we been furnished with any such appraisals, nor do we assume any responsibility to obtain any such appraisals.

        With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. PRCM has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the PRCM as to the future financial performance of PRCM and the Company. We express no opinion as to such financial forecasts or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal or accounting matters affecting the Company and PRCM, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company, the Special Committee of the Board of Directors and the Board of Directors of the Company, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Contribution Agreement to the Company. We have assumed that the final form of the Contribution Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PRCM or the Company or the contemplated benefits of the Transaction.

        It is understood that our opinion is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company in its consideration of the Transaction, and our opinion does not address the relative merits of the transactions contemplated by the Contribution Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Transaction or the terms of the Contribution Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Transaction or the issuance of the OP Units pursuant to the Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We express no opinion as to the price at which shares of the Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company's or PRCM's officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be paid pursuant to the Contribution Agreement or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

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        We have been engaged by the Special Committee to act as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for our services payable upon delivery of this opinion and an additional fee which may be payable upon consummation of the Transaction. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Contributors and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Contributors or entities that are affiliated with the Company or Contributors, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Special Committee, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid pursuant to the Contribution Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

JEFFERIES LLC

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SILVER BAY REALTY TRUST CORP. 3300 FERNBROOK LANE NORTH SUITE 210 PLYMOUTH, MN 55447 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN  BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS  PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following proposal: 1 Approval of the Contribution Agreement, and the transactions contemplated by the Contribution Agreement, pursuant to which we will internalize the Management of the Company through the acquisition of PRCM Real Estate Advisers LLC in exchange for the issuance of 2,231,511 common units of Silver Bay Operating Partnership L.P. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 2 Approval of adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Internalization. For Against Abstain For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE  SIGN WITHIN BOX] 0000201900_1       R1.0.0.51160 Date Signature  (Joint  Owners) Date

0000201900_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/ are available at  www.proxyvote.com. SILVER BAY REALTY TRUST CORP. Special Meeting of Stockholders [Meeting Date], 2014 [9:00] a.m. Central Time This proxy is solicited by the Board of Directors The undersigned hereby authorizes and appoints David Miller, Christine Battist and Timothy O’Brien, and each of them, as proxies, with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders to be held at Plymouth Woods Office Center, 3300 Fernbrook Lane North, Suite [  ], Plymouth, MN 55447, on [                  ], [Meeting Date], 2014, at [9:00] a.m. Central Time, and at any postponements or adjournments thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR Proposal 1, FOR Proposal 2, and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof. This proxy is revocable. The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the Speciall Meeting of Stockholders. Address change/comments: (If you noted any Address Changes and/or  Comments   above, please mark  corresponding   box on the reverse side.) Continued and to be signed on reverse side